UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________________________________

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SPIRIT AIRLINES, INC.
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SPIRIT AIRLINES, INC.
2800 Executive Way
Miramar, Florida 33025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2016
To the Stockholders of Spirit Airlines, Inc.:
Notice Is Hereby Given that the Annual Meeting of Stockholders (“Annual Meeting”) of Spirit Airlines, Inc., a Delaware corporation (the “Company”), will be held on June 14, 2016, at 9:00 a.m. local time, at the Houston Airport Marriot at George Bush Intercontinental, 18700 John F. Kennedy Boulevard, Houston, Texas 77032, for the following purposes:

1.
To elect the following three Class II directors to hold office until the 2019 annual meeting of stockholders or until their successors are elected: Carlton D. Donaway, David G. Elkins and Myrna M. Soto;

2.
To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016;

3.
To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement pursuant to executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 15, 2016 (the “Record Date”) can vote at this meeting or any adjournments or postponements thereof.
Our Board of Directors recommends that you vote “FOR” the election of the director nominees named in Proposal No. 1 of the Proxy Statement, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement.
For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report to Stockholders, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.
The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation of the Board of Directors with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or email copy of the Proxy Statement, our Annual Report to Stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to vote and submit your proxy by following the voting procedures described in the Notice of Internet Availability of Proxy Materials or on the proxy card.

By Order of the Board of Directors

/s/ Thomas Canfield
Thomas Canfield Secretary
Miramar, Florida
April 26, 2016

SPIRIT AIRLINES, INC.
2800 Executive Way
Miramar, Florida 33025
PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
JUNE 14, 2016
The Board of Directors of Spirit Airlines, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 14, 2016, at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Houston Airport Marriot at George Bush Intercontinental, 18700 John F. Kennedy Boulevard, Houston, Texas 77032.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Accordingly, on or about April 26, 2016, we are making this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and Annual Report to Stockholders available on the Internet and mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of April 15, 2016 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice. We intend to mail this Proxy Statement, together with the accompanying proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.
The only voting securities of Spirit Airlines, Inc. are shares of common stock, par value $0.0001 per share (the “common stock”), of which there were 71,207,390 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.
In this Proxy Statement, we refer to Spirit Airlines, Inc. as the “Company,” “Spirit,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Spirit’s fiscal year, we mean the twelve-month period ending December 31 of the stated year. Agreements, plans and other documents referenced to in this Proxy Statement are to be qualified in their entirety by reference to the actual full text of such agreements, plans and other documents.
The Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”), is available in the “Financials” section of our website at http://ir.spirit.com. You also may obtain a copy of the Company’s Annual Report on Form 10-K, without charge, by contacting: Secretary, c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, FL 33025.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 15, 2016 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 71,207,390 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 15, 2016, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on April 15, 2016, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.
What am I being asked to vote on?
You are being asked to vote “FOR”:

•	the election of the following three Class II directors to hold office until our 2019 annual meeting of stockholders: Carlton D. Donaway, David G. Elkins and Myrna M. Soto;

•	the ratification of the selection, by the Audit Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
How do I vote?
You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.
For the election of directors, you may either vote “FOR” each of the three nominees or you may withhold your vote for any nominee you specify. For the ratification of the selection of the Company’s independent auditors and the non-binding, advisory vote to approve the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy over the Internet or, if you properly request and receive a proxy card by mail or email, by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	To vote by telephone, if you properly requested and received a proxy card by mail or email, you may vote by proxy by calling the toll free number found on the proxy card.

•
To vote by mail, if you properly requested and received a proxy card by mail or email, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Who counts the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically. If you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
How are votes counted?
With respect to Proposal No. 1, the election of directors, the three nominees receiving the highest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.
Brokers who hold shares in street name for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1 and 3, the broker may not exercise discretion to vote on those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.
If stockholders abstain from voting, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1 and, with regard to Proposal Nos. 2 and 3, will have the same effect as an “AGAINST” vote.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2016.
How do I vote via Internet or telephone?
You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you properly request and receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 13, 2016. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?
If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the three nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Proxy Materials or the proxy card that you receive by mail or email pursuant to your request, which include instructions for voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy over the Internet, by telephone or by mail with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 2800 Executive Way, Miramar, Florida 33025.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in the proxy materials for next year’s annual meeting, your proposal must be submitted in writing by December 26, 2016, to our Secretary at 2800 Executive Way, Miramar, Florida 33025; provided that if the date of that annual meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary of the Annual Meeting, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in the proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between February 14, 2017 and March 16, 2017; provided that if the date of that annual meeting is earlier than May 15, 2017 or later than August 13, 2017, you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 71,207,390 shares outstanding and entitled to vote. Accordingly, not less than 35,603,696 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
The Board is comprised of nine members. As more fully described below, upon the expiration of Mr. Scapparone's term on June 14, 2016, the Board intends to reduce its size from nine to eight members. In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.
Presently, our directors are divided among the three classes as follows:

•	Class II directors: Carlton D. Donaway, David G. Elkins, Horacio Scapparone and Myrna M. Soto, whose terms will expire at the Annual Meeting;

•	Class III directors: Robert L. Fornaro and H. McIntyre Gardner, whose terms will expire at the annual meeting to be held in 2017; and

•	Class I directors: Robert D. Johnson, Barclay G. Jones III and Dawn M. Zier, whose terms will expire at the annual meeting of stockholders to be held in 2018.
Any additional directorships resulting from an increase in the number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the directors.
The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Mr. Scapparone's term as a Class II director will expire at the Annual Meeting, and he has decided not to seek re-election. Upon the expiration of Mr. Scapparone's term, the Board intends to reduce its size from nine to eight members.
Accordingly, Carlton D. Donaway, David G. Elkins and Myrna M. Soto have been nominated and each has consented to being named in this Proxy Statement and to serve as Class II directors upon their election at the Annual Meeting. Each director to be elected will hold office until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.
Directors are elected by a plurality of the votes cast at the meeting. Pursuant to the Company's corporate governance guidelines, any director nominee who receives a greater number of votes withheld from his or her election than votes for such election must submit his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Board will then act after considering the Nominating and Corporate Governance Committee's recommendation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class II nominees and our other current directors (all of which intend to continue in office after the Annual Meeting, except for Mr. Scapparone), information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company
Class II Directors for election at the 2016 Annual Meeting of Stockholders
Carlton D. Donaway (1) (3)	64	Director
David G. Elkins (1)	74	Director
Myrna M. Soto (1) (4)	47	Director
Class II Director not seeking re-election at the 2016 Annual Meeting of Stockholders
Horacio Scapparone (1) (3)	64	Director
Class III Directors whose terms expire at the 2017 Annual Meeting of Stockholders
Robert L Fornaro (4)	63	President, Chief Executive Officer and Director
H. McIntyre Gardner (2)	54	Director and Chairman of the Board
Class I Directors whose terms expire at the 2018 Annual Meeting of Stockholders
Robert D. Johnson (2) (4)	68	Director
Barclay G. Jones III (2) (3)	55	Director
Dawn M. Zier (2) (4)	51	Director

(1)    Member of the Compensation Committee of the Board.
(2)    Member of the Audit Committee of the Board.
(3)    Member of the Nominating and Corporate Governance Committee of the Board.
(4)    Member of the Safety, Security and Operations Committee of the Board.
Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.
Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders
Carlton D. Donaway has been a member of the Board since January 2013. Since 2004, Mr. Donaway has been the principal and Chairman of JSKD Advisors LLC, a consulting firm. From 2004 to 2008, Mr. Donaway was an advisor to Cerberus Capital Management, L.P. (“Cerberus”), a private investment firm, and to Cerberus Operations and Advisory Company, an affiliate of Cerberus that offers senior management and advisory services. Prior to working with Cerberus, Mr. Donaway served as Executive Chairman of DHL Holdings-USA, a division of Deutsche Post DHL that provides international express and mail services. He was also Chairman and Chief Executive Officer of Airborne, Incorporated, a global transportation and logistics company. Mr. Donaway served as a board member and Chairman of Anchor Glass Container Corporation, a glass container manufacturer, from November 2004 to June 2005. Mr. Donaway also served as a board member of ACE Aviation Holdings, an investment holding company for various aviation interests, from 2004 to 2008. The Board has previously concluded that Mr. Donaway should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on his knowledge of the aviation industry, experience in operational and governance matters, leadership and general business experience.
David G. Elkins has been a member of the Board since July 2010. Mr. Elkins retired in 2003 as President and Co-Chief Executive Officer of Sterling Chemicals, Inc., a North American chemicals producer headquartered in Houston, Texas. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews Kurth LLP, where he specialized in corporate and business law. Mr. Elkins formerly served as an independent director of numerous public and private corporations, including The Houston Exploration Company, Holley Performance Products, Inc. (non-executive Chairman), Pliant Corporation, Zilog, Inc., Sterling Chemicals, Inc., Guilford Mills, Inc., Pioneer USA, Inc. and Memorial Hermann Hospital System. Mr. Elkins currently serves on the Development Board of the University of Texas at Arlington. The Board has previously concluded that Mr. Elkins should serve on the Board and on the Compensation Committee based on his experience with corporate and financial transactions, corporate governance expertise, human resources and executive compensation expertise and business leadership experience.

Myrna M. Soto was elected to the Board in March 2016. Since August 2015, she has served as Senior Vice President, Global and Chief Information Security Officer of Comcast Corporation ("Comcast"), which operates as a worldwide media and technology company. From 2009 to August 2015, Ms. Soto was the Senior Vice President and Chief Infrastructure and Information Security Officer of Comcast. Prior to these roles, from 2005 until September 2009, she served as Vice President of Information Technology Governance and Chief Information Security Officer of MGM Resorts International, a global hospitality company. She has been a director of CMS Energy Corporation, a publicly traded energy company, and its principal subsidiary, Consumers Energy Corporation, since January 2015. The Board has concluded that Ms. Soto should continue to serve on the Board and on the Compensation and Safety, Security and Operations Committees based on her experience in information technology and security experience matters, leadership and general business experience.
Director Continuing in Office Until the 2016 Annual Meeting of Stockholders
Horacio Scapparone has been a member of the Board since 2006. His term as a Class II director will expire at the Annual Meeting and he has decided not to seek reelection. From 1997 until 2012, Mr. Scapparone served as Chief Executive Officer of the Bristol Group, an Argentine insurance group dedicated to property and casualty and surety businesses. From 2002 to 2007, he was a board member and Chairman of Alpargatas SAIC, a large Argentine textile company sold in 2007 to a Brazilian textile company. In 2007 Alpargatas filed for protection under Argentinean bankruptcy law. The Board has previously concluded that Mr. Scapparone should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees, based on his financial expertise, general business experience and familiarity with Latin America.
Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders
Robert L. Fornaro has been a member of the Board since May 2014. He has served as President and CEO since January 2016. Mr. Fornaro served as a consultant to Southwest Airlines Co. and AirTran Airways Inc., a subsidiary of AirTran Holdings Inc., from May 2011 through April 2014. He served as the President and Chief Executive Officer of AirTran Holdings Inc. from November 2007 to May 2011. He also served as President and Chief Operating Officer of AirTran Airways Inc. from March 2001 to November 2007 and as President and Chief Financial Officer from March 1999 to August 2000. From February 1998 to March 1999, Mr. Fornaro served as a consultant in the airline industry. From 1992 to February 1998, he served as Senior Vice President of Planning for US Airways. Prior to that, he served as Senior Vice President of Marketing Planning at Northwest Airlines from 1988 to 1992. He served as the Chairman of AirTran Airways Inc. from May 2008 to May 2011 and served on its board from 2001 to May 2011. He served as Chairman of the Board of AirTran Holdings Inc. from 2008 to May 2011. The Board has previously concluded that Mr. Fornaro should serve on the Board and on the Safety, Security and Operations Committee based on his business skills, experience in the airline industry, operational expertise, general business knowledge and due to his position as President and CEO.
H. McIntyre Gardner has been a member of the Board since July 2010 and Chairman of the Board since August 2013. Mr. Gardner retired in 2008 from Merrill Lynch & Co., Inc. as the Head of Americas Region and Global Bank Group, Global Private Client. Prior to joining Merrill Lynch in July 2000, Mr. Gardner was the President and Chief Operating Officer of Helen of Troy Limited, a personal care products manufacturer. The Board has previously concluded that Mr. Gardner should serve on the Board as Chairman and on the Audit Committee, based on his financial and business skills, extensive corporate finance experience and broad financial expertise.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Robert D. Johnson has been a member of the Board since July 2010. Mr. Johnson retired in 2008 as Chief Executive Officer of Dubai Aerospace Enterprise (DAE), a global aerospace engineering and services company. In 2005, prior to DAE, Mr. Johnson was Chairman of Honeywell Aerospace, a leading global supplier of aircraft engines, equipment, systems and services, where he also served prior to 2005 as President and Chief Executive Officer. Prior to Honeywell Aerospace, Mr. Johnson held management positions at various aviation and aerospace companies. He served on the board of directors of Ariba, Inc., a publicly traded software company, from 2005 to 2012, and currently serves on the board of directors of Spirit Aerosystems, a publicly traded aerospace components company that is not affiliated with Spirit Airlines, and Roper Industries, Inc., a publicly traded diversified industrial company. The Board has concluded that Mr. Johnson should continue to serve on the Board and on the Audit and Safety, Security and Operations Committees because of his experience in the aviation and aerospace industries, his financial expertise and his general business knowledge.
Barclay G. Jones III has been a member of the Board since 2006. Since March 2000, Mr. Jones has been the Executive Vice President of Investments for iStar Financial Inc., a publicly traded finance company focused on the commercial real estate industry. Prior to iStar, Mr. Jones was at W.P. Carey & Co., an investment management company, where he served in a variety of capacities, including Vice Chairman and Chief Acquisitions Officer. The Board has concluded that Mr. Jones should continue to serve on the Board and on the Audit and Nominating and Corporate Governance Committees based on his financial expertise and his general business experience.
Dawn M. Zier has been a member of the Board since June 2015. Since November 2012, Ms. Zier has served as President and Chief Executive Officer of Nutrisystem Inc., a commercial provider of weight loss products and services, and as a member of its board of directors. Before joining Nutrisystem, Ms. Zier served as the President of International at the Reader's Digest Association, Inc., a global media and direct marketing company (the "Reader's Digest Association"), from April 2011 to November 2012 and as an Executive Vice President of the Reader's Digest Association from February 2011 to November 2012. From October 2009 to April 2011, Ms. Zier served as President, Europe of the Reader's Digest Association. Prior to serving in these roles, she served as the President of Global Consumer Marketing for the Reader's Digest Association from June 2008 to October 2009 and as the President and Chief Executive Officer of Direct Holdings U.S. Corp., a marketer of audio and video products and at such time a subsidiary of the Reader's Digest Association, from June 2009 to October 2009. From August 2005 to June 2008, Ms. Zier served as the President of North American Consumer Marketing for the Reader's Digest Association. RDA Holding Co., the holding company and parent of Reader's Digest Association, underwent a reorganization under Chapter 11 of the U.S. Bankruptcy Code beginning in 2013. Ms. Zier also served on the Direct Marketing Education Foundation's Board of Trustees from October 2010 to October 2012 and on the Direct Marketing Association's Board of Directors from October 2008 to present, and also as its Secretary from October 2012 to October 2014. From 2005 to 2009, she chaired the Magazine's Director's Advisory Committee for the Audit Bureau of Circulations. The Board has concluded that Ms. Zier should serve on the Board and on the Audit and Safety, Security and Operations Committees based on her leadership, consumer marketing expertise and general business experience.
Executive Officers
The following is biographical information for our executive officers not discussed above.

Name	Age	Position(s)
Edward M. Christie, III	45	Senior Vice President and Chief Financial Officer
John Bendoraitis	52	Senior Vice President and Chief Operating Officer
Theodore C. Botimer	50	Senior Vice President, Network and Revenue Management
Thomas C. Canfield	60	Senior Vice President, General Counsel and Secretary
Edmundo Miranda	39	Vice President, Controller
Martha Laurie Villa	55	Vice President and Chief Human Resources Officer

Edward M. Christie, III has served as our Senior Vice President and Chief Financial Officer since April 2012. Prior to joining Spirit, Mr. Christie served as Vice President and Chief Financial Officer of Pinnacle Airlines Corp. from July 2011 to March 2012. Prior to that, Mr. Christie was a partner in the management consulting firm of Vista Strategic Group LLC from May 2010 to July 2011. Mr. Christie served in various positions from 2002 to 2010 at Frontier Airlines, including as Chief Financial Officer from June 2008 to January 2010, as Senior Vice President, Finance from February 2008 to June 2008, as Vice President, Finance from May 2007 to February 2008, and before that in several positions, including Corporate Financial Administrator, Director of Corporate Financial Planning, and Senior Director of Corporate Financial Planning and Treasury. In April 2008, Frontier Airlines filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

John Bendoraitis has served as our Senior Vice President and Chief Operating Officer since October 2013.  Prior to joining Spirit, Mr. Bendoraitis served as Chief Operating Officer of Frontier Airlines from March 2012 to October 2013.  Previously, from 2008 to 2012, he served as President of Comair Airlines. From 2006 to 2008, he served as President of Compass Airlines, where he was responsible for the certification and launch of the airline. Mr. Bendoraitis began his aviation career in 1984 at Northwest Airlines, where over a 22-year span he worked his way up from aircraft technician to vice president of base maintenance operations.
Theodore C. Botimer has served as our Senior Vice President, Network Planning and Revenue Management since November 2014. From April 2008 to October 2014, he served as Senior Vice President, Revenue Management and Strategic Planning of XOJET and prior to that, from 2005 to 2008, as President of Perishable Asset Management, a transportation planning, pricing and revenue management consulting firm. From 2002 to 2005, Mr. Botimer served as Senior Vice President, Planning of Cendant Car Rental Group. Prior to that, from 1995 to 2001, he held various senior pricing and revenue positions in Continental Airlines and America West.

Thomas C. Canfield has served as our Senior Vice President—General Counsel and Secretary since October 2007. From September 2006 to October 2007, Mr. Canfield served as General Counsel & Secretary of Point Blank Solutions, Inc., a

manufacturer of antiballistic body armor. Prior to Point Blank, from 2004 to 2007, he served as CEO and Plan Administrator of AT&T Latin America Corp., a public company formerly known as FirstCom Corporation, which developed high-speed fiber networks in 17 Latin American cities. Mr. Canfield also served as General Counsel & Secretary at AT&T Latin America Corp from 1999 to 2004. Previously, Mr. Canfield was Counsel in the New York office of Debevoise & Plimpton LLP. Mr. Canfield serves on the board and on the audit and nominating and corporate governance committees of Iridium Communications Inc., a satellite communications company.
Edmundo Miranda has served as our Vice President and Controller since January 2012. Prior to that, he served as our Senior Director, Corporate Controller from January 2009 to December 2011 and as Director of Corporate Accounting from July 2007 to January 2009. From 2001 to 2007, Mr. Miranda served in the audit practice of KPMG LLP, where he worked with publicly traded and mid-sized to large private corporations before leaving as a Manager.
Martha Laurie Villa has served as our Vice President & Chief Human Resources Officer since October 2014. Prior to that, Mrs. Villa was an independent consultant and, from March 2014 to September 2014, served as Interim Vice President, Human Resources at Charter Schools USA.  Other senior roles held by Mrs. Villa include Chief People Officer for Liberty Power from November 2009 to February 2013, VP, Human Resources for LexisNexis Risk Solutions from July 2006 to September 2009 and Senior VP, Human Resources for Ann Taylor Corporation from April 2002 to January 2005.  Prior to that, she held global senior human resources leadership positions at both Transora and Sara Lee Corporation.  She also serves on the Board of Advisors of Primate Technologies, a private software development company in the power utility industry, since March of 2013.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the NASDAQ Stock Market rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ Stock Market, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that, with the exception of Mr. Baldanza who was our CEO during 2015 and, since January 2016, Mr. Fornaro, our current CEO, all the members of the Board are independent directors, in each case within the meaning of the applicable NASDAQ Stock Market listing standards.
As required under the NASDAQ Stock Market rules, our independent directors meet regularly in executive sessions at which only independent directors are present.
There are no family relationships among any of our directors or executive officers.
Board Responsibilities; Risk Oversight
The Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our CEO and other members of management based on reports from the Compensation Committee. Following the end of each year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of Board composition, the structure and membership of Board committees, and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors. With respect to the Board’s role in our risk oversight, our Audit Committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our Audit Committee reports to the full Board with respect to these matters, among others. Our Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and periodically reports to the entire Board about such risks.
Leadership Structure
We have historically separated the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO, and sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Gardner currently serves as our Chairman of the Board and Mr. Fornaro currently serves as our President and CEO. Mr. Baldanza served as our President and CEO during all of 2015. His employment with the Company ended on January 4, 2016. Our amended and restated bylaws provide that the independent directors may appoint a lead director from among them to perform such duties as may be assigned by the Board.
Board Committees
The Board has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Safety, Security and Operations Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board also has an ad hoc Finance Committee, which meets at the request of the Board or management. A copy of the Finance Committee charter is available on the Company’s website at http://ir.spirit.com.

Committee Membership as of April 26, 2016

Director	Independent (Y/N)	Audit	Compensation	Nominating and Corporate Governance	Safety, Security and Operations
Carlton D. Donaway	Y		X	Chair
David G. Elkins	Y		Chair
Robert L. Fornaro	N				X
H. McIntyre Gardner	Y	X
Robert D. Johnson	Y	X			Chair
Barclay G. Jones III	Y	Chair		X
Horacio Scapparone	Y		X	X
Myrna M. Soto	Y		X		X
Dawn M. Zier	Y	X			X
Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; oversees our internal audit function and annually reviews the Audit Committee charter and the committee’s performance. The current members of our Audit Committee are Messrs. Johnson, Jones and Gardner and Ms. Zier, with Mr. Jones serving as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The Board has determined that all members of the Audit Committee are financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ Stock Market. All four members of the Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the Audit Committee charter is available on the Company’s website at http://ir.spirit.com.
Compensation Committee
Our Compensation Committee reviews and approves, and in some instances makes recommendations with respect to, the Company's policies, practices and plans relating to compensation and benefits of our officers and other management level employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates their performance in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee considers recommendations of our CEO with respect to the compensation of other Company officers. Our CEO evaluates each other officer’s overall performance and contributions to us at the end of each fiscal year and reports to the Compensation Committee his recommendations for the other officers’ compensation. The Compensation Committee also administers the issuance of restricted stock units, performance share units and other equity-based awards under our compensation plan documents. The Compensation Committee also reviews, and makes recommendations to the Board with respect to, the form and amount of compensation of non-employee directors of the Company. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee performs other functions as set forth in the Compensation Committee charter. A copy of the Compensation Committee charter is available on the Company’s website at http://ir.spirit.com.
During 2015, the Compensation Committee continued to engage Willis Towers Watson, an independent executive compensation advisory firm originally engaged by the Compensation Committee in 2011, as the Compensation Committee’s independent compensation advisor. Based on information provided by Willis Towers Watson and by Company management, in March 2016 the Compensation Committee determined that no conflict of interest currently exists with, or was raised during

2015 by the work of, Willis Towers Watson, and that Willis Towers Watson is independent considering the factors enumerated by the SEC for evaluating compensation advisor independence.
The current members of our Compensation Committee are Messrs. Donaway, Elkins and Scapparone and Ms. Soto, with Mr. Elkins serving as the chair of the committee. The Board has affirmatively determined that each of Messrs. Donaway, Elkins and Scapparone and Ms. Soto meets the definition of “independent director” for purposes of the NASDAQ Stock Market listing rules and for purposes of Section 162(m) of the Internal Revenue Code. Mr. Scapparone's service on the Compensation Committee will end when his term as a Class II director expires at the Annual Meeting. Ms. Soto joined the Compensation Committee effective March 29, 2016, the same day she was appointed to serve as a Class II director of the Company. As such, Ms. Soto did not participate in any deliberations and decisions of the Compensation Committee carried out and effectuated prior to March 29, 2016. Mr. Fornaro served as a member of the Compensation Committee during 2015 but resigned upon his appointment as President and CEO on January 4, 2016.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships, the size and composition of the Board and committee memberships. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines, reporting and making recommendations concerning governance matters, and reviewing and making recommendations regarding succession plans with respect to our CEO and other named executive officers. A copy of our corporate governance guidelines is available on the Company's website at http://ir.spirit.com.

The Nominating and Corporate Governance Committee reviews candidates for directors in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. The Nominating and Corporate Governance Committee also takes into consideration applicable laws and regulations (including the NASDAQ Stock Market listing standards), diversity, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors. The Nominating and Corporate Governance Committee may also engage, if it deems appropriate, a professional search firm, to identify candidates that possess the desired characteristics and skills. During each search, the Nominating and Corporate Governance Committee (i) assesses the Board's needs and functions; (ii) develops search specifications which are reported to, and concurred by, the full Board; (iii) convenes a search sub-committee (which generally includes all members of the Nominating and Corporate Governance Committee, the Chairman of the Board and the CEO) to conduct recruitment efforts and interviews with the director candidates; (iv) performs appropriate and necessary screenings and inquiries into the backgrounds and qualifications of possible director candidates; and lastly (v) may recommend a nominee(s) to the Board, which subsequently votes to elect the nominee(s). In March 2016, the Nominating and Corporate Governance Committee found Ms. Soto to be well-qualified and recommended to the Board that Ms. Soto be appointed as a Class II director and be nominated to stand for reelection at the Annual Meeting. Both recommendations were subsequently approved by the Board.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with, and pursuant to, the Company's amended and restated bylaws. The Board believes that the procedures set forth in the Company’s amended and restated bylaws are currently sufficient and that the establishment of a formal policy is not necessary.
Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering, along with any updates or supplements required by the Company’s amended and restated bylaws, a written recommendation, c/o the Company’s Secretary, to the following address: Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 not earlier than the 120th day prior to and not later than the 90th day prior to the first anniversary of the Company’s annual meeting of stockholders for the preceding year; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such recommendation shall be delivered not earlier than the 120th day prior to the Company’s annual meeting and not later than the 90th day prior to such annual meeting, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Submissions must include the required information and follow the specified procedures set forth in the Company’s amended and restated bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee will evaluate any director candidates that are properly recommended by stockholders in the same manner as it evaluates all other director candidates, as described above.
The Nominating and Corporate Governance Committee is comprised of Messrs. Donaway, Jones and Scapparone, with Mr. Donaway serving as the chair of the committee. The Board has affirmatively determined that each of Messrs. Donaway,

Jones and Scapparone meets the definition of “independent director” for purposes of the NASDAQ Stock Market listing rules. Mr. Scapparone's service on the Nominating and Corporate Governance Committee will end when his term as a Class II director expires at the Annual Meeting. A copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at http://ir.spirit.com.
Safety, Security and Operations Committee
On January 21, 2015, the Board constituted a standing Safety, Security and Operations Committee to oversee the Company's activities, programs and procedures with respect to safety, security and airline operations. Among other matters, the Safety, Security and Operations Committee reviews the Company's safety programs, policies and procedures; reviews the Company's policies, procedures and investments, and monitors the Company activities, with respect to physical and information security; and reviews other aspects of airline operations such as reliability, organization and staffing. The current members of our Safety, Security and Operations Committee are Messrs. Fornaro and Johnson and Mses. Soto and Zier, with Mr. Johnson serving as the chair of the committee. The Safety, Security and Operations Committee operates under a written charter, a copy of which is available on the Company’s website at http://ir.spirit.com.
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
The Board met seven times during 2015. The Audit Committee of the Board met eight times, the Compensation Committee of the Board met nine times, the Nominating and Corporate Governance Committee met three times, and the Safety, Security and Operations Committee of the Board met six times during 2015. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, during 2015. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors attended our annual meeting of stockholders in 2015.
Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary, at 2800 Executive Way, Miramar, Florida 33025. The Secretary will forward the communication to the Board members.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Executive Compensation
We seek to ensure a pay-for-performance culture with well-balanced and transparent compensation policies and practices, as more fully described in the "Compensation Discussion and Analysis" section of this Proxy Statement.
Perquisites
Perquisites are not a significant part of our executive compensation program. As is common in the airline industry, senior executives and non-employee directors, and their respective immediate families, are entitled to certain travel privileges on our flights, which may be on a positive space basis. In addition, retired non-employee directors who meet certain criteria are eligible for lifetime post-retirement positive-space air travel on our airline, as more fully described in the "Non-Employee Director Compensation" section of this Proxy Statement.

Stock Ownership Guidelines for Non-employee Directors and Executives
We maintain stock ownership guidelines applicable to non-employee directors and executives, as more fully described in the "Non-Employee Director Compensation" and "Compensation Discussion and Analysis" sections of this Proxy Statement. Non-employee directors and executives are expected to meet their ownership guidelines within five years of becoming subject to the guidelines. All of our non-employee directors and executive officers who have served at least five years are currently in compliance with the guidelines.

Clawback Policy
We maintain a clawback policy, pursuant to which the Company may seek reimbursement of incentive compensation (cash and equity-based) paid to executive officers on the basis of reported financial results that were later the subject of a financial statement restatement. Reimbursement under the policy, which became effective January 1, 2014, is limited to the extent the incentive compensation would have been less had it been based on the restated financial results.
Retirement and Pension Practices
We do not provide a defined benefit pension plan or any supplemental executive retirement plan or other form of non-qualified retirement plan for our executive officers.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist them in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The guidelines address areas such as Board and committee size and composition, director qualification standards and interaction with institutional investors. A copy of our corporate governance guidelines is available to security holders on the Company's website at http://ir.spirit.com.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is applicable to all members of the Board, executive officers and employees, including our CEO, Chief Financial Officer and principal accounting officer. The Code of Business Conduct and Ethics addresses, among other things, issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. We intend to promptly disclose (1) the nature of any substantive amendment to our Code of Business Conduct and Ethics that applies to our directors, executive officers or other principal financial officers and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified directors, executive officers or other principal financial officers, the name of such person who is granted the waiver and the date of the waiver, on our website. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at http://ir.spirit.com.

Related Party Transactions
The Board monitors and reviews any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company is to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of such related party. Furthermore, the Company's directors and executive officers complete an annual questionnaire that requires them to identify and describe, among other items, any transactions that they or their respective related parties may have with the Company.

Limitation of Liability and Indemnification Related Party Transactions
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation provides that we may indemnify our directors and executive officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the Board. For more information, see “Certain Relationships and Related Transactions – Other Transactions” elsewhere in this Proxy Statement. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. Our amended and restated certificate of incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016 and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
Principal Accountant Fees and Services
The following table provides information regarding the fees incurred by Ernst & Young LLP during the years ended December 31, 2015 and 2014. All fees described below were approved by the Audit Committee.

	Year Ended December 31,
	2015	2014
	(in thousands)
Audit Fees	$1,098	$999
Audit-Related Fees	—	—
Tax Fees	75	30
All Other Fees	2	2
Total Fees	$1,175	$1,031
Audit Fees
Audit fees represent fees billed for professional services rendered for the audit of our annual financial statements, including reviews of our quarterly financial statements, as well as audit services provided in connection with certain other regulatory filings including our 2015 and 2014 filings of reports or registration statements on Form 10-K, Form 10-Q, Form 8-K, Form S-3, Form S-8 and comfort letter consents.
Audit-Related Fees
There were no audit-related fees of Ernst & Young LLP during 2015 and 2014.

Tax Fees
Tax fees represent fees billed for professional services rendered for the review and advice on U.S. and foreign tax matters.
All Other Fees
All other fees represent an annual license fee for access to Ernst & Young LLP’s web-based accounting research tool during 2015 and 2014.

Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available on the Company's website at http://ir.spirit.com.
The Audit Committee approved all audit and other services provided by Ernst & Young LLP for 2015 and 2014 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.
The Audit Committee periodically considers whether the non-audit services rendered by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence and, in April 2016, concluded that they were so compatible.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2016.

PROPOSAL NO. 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is soliciting stockholders for a non-binding, advisory vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). In 2012, our stockholders voted on a proposal relating to the frequency of the "say-on-pay" vote. We recommended, and our stockholders approved on an advisory, non-binding basis, an annual say-on-pay vote. We agree with our stockholders and have included this advisory (non-binding) vote on the compensation of our named executive officers for fiscal year 2015.
Our stockholders have the opportunity to vote for, against or abstain from voting on the following resolution:
“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
To be approved, this proposal must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
At our 2015 annual meeting of stockholders, approximately 73% of the shares voted were cast in favor of our management "say on pay" resolution. The Compensation Committee believes those voting results affirm our stockholders’ support of our approach to executive compensation and, consistent with the recommendations from Willis Towers Watson, did not make any fundamental changes for 2016. We did not award any off-cycle, time-vested retention equity grants in 2015, considering, among other factors, that some of our investors expressed displeasure over such grants made to four of our named executive officers in 2014. The Company recommends that stockholders again approve and support the decisions pertaining to the compensation of our named executive officers and the Company’s executive compensation programs.
As described in detail under the “Compensation Discussion and Analysis” section of this Proxy Statement, our compensation programs are designed to motivate our executives to create a successful company. Our philosophy is to make a significant percentage of an executive officer’s compensation “at-risk” by linking it to the Company’s performance. We believe that our compensation program, with its balance of short-term incentives (including annual performance bonuses) and long-term incentives (including performance-based equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, the accompanying compensation tables and the related narrative disclosure.
Among other programs applicable to executive officers, the Company (i) does not pay tax gross-ups to its executive officers with respect to retirement, severance or change-in-control payments; (ii) maintains stock ownership guidelines as well as a clawback policy, both applicable to executive officers; and (iii) has an anti-hedging and anti-pledging policy applicable to executive officers.
This vote is non-binding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Unless the Board modifies its determination on the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at the 2017 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN
THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT, THE ACCOMPANYING COMPENSATION TABLES
AND THE RELATED NARRATIVE DISCLOSURE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the Record Date (April 15, 2016), information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each named executive officer as set forth in the summary compensation table below;
•each of our directors; and
•all current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days and restricted stock units that vest within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.
Common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the Record Date and restricted stock units that vest within 60 days of the Record Date are deemed to be outstanding for computing the percentage ownership of the person holding these options, warrants and restricted stock units and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.
Beneficial ownership is based on there having been 71,207,390 shares of our voting common stock outstanding as of the Record Date. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025.
Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Common Stock	Securities Exercisable or Vesting Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
FMR LLC (1)	10,730,914	—	10,730,914	15.1%
The Vanguard Group (2)	4,831,594	—	4,831,594	6.8%
Named Executive Officers and Directors:
Robert L. Fornaro	2,273	—	2,273	*
Edward M. Christie III	80,598	11,875	92,473	*
Theodore C. Botimer	3,080	—	3,080	*
John Bendoraitis	9,130	—	9,130	*
Thomas C. Canfield	35,473	—	35,473	*
Carlton D. Donaway	4,467	—	4,467	*
David G. Elkins	7,575	—	7,575	*
H. McIntyre Gardner	8,781	—	8,781	*
Robert D. Johnson	5,075	—	5,075	*
Barclay G. Jones III	8,075	—	8,075	*
Horacio Scapparone	7,355	—	7,355	*
Myrna M. Soto (3)	—	—	—	*
Dawn M. Zier	822		822	*
All 15 current directors and executive officers as a group	172,704	11,875	184,579	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Has a principal business address at 245 Summer Street, Boston, Massachusetts 02210.

(2)	Has a principal business address at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)    Ms. Soto became a member of the Board effective March 29, 2016. She received an initial grant of 420 restricted stock units and a standard annual grant (prorated to reflect her March 29, 2016 start date) of 1,523 restricted stock units, none of which have vested as of April 15, 2016. For more information, see the “Non-Employee Director Compensation" section in this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

NON-EMPLOYEE DIRECTOR COMPENSATION
We compensate our non-employee directors for their service on the Board, but do not pay director fees to our directors who are our employees. In late 2014, the Compensation Committee requested an updated analysis of the terms and conditions of our non-employee director compensation policy from Willis Towers Watson, who has served as its independent compensation advisor since 2011. Willis Towers Watson undertook a detailed review of board compensation trends, including as to the form and amount of cash compensation and equity grants, chairperson retainers and stock ownership guidelines. The advisor benchmarked the Board's compensation against both an airline peer group as well as a small to mid-sized (based on revenues) general industry group, considering that the Company would be competing for director talent and experience from a variety of businesses. The analysis showed that the Board’s compensation fell at approximately the 50th percentile among the population studied. In recommending a revised non-employee director policy, Willis Towers Watson took into account its own competitive analysis as well as certain subjective factors specific to the Company, such as the extraordinarily high degree of oversight provided by the Company's non-employee directors. Willis Towers Watson also took into account the Compensation Committee's intention, for cost avoidance purposes, to not review non-employee director compensation again until 2017. After careful review, the Compensation Committee approved on February 18, 2015 the revised non-employee director compensation plan recommended by Willis Towers Watson. The revised policy, which was ratified by the full Board on March 17, 2015, provides for:

•	Annual cash retainer of $50,000, paid in quarterly installments, for each non-employee director.

•	Cash meeting fees of $1,500 for attendance at each Board or committee meeting.

•
Additional retainers for the Chairman of the Board ($70,000, split evenly between cash and restricted stock units vesting 100% in one year from grant date), Chair of the Audit Committee ($15,000 in cash), Chair of the Compensation Committee ($12,000 in cash) and chairs of any other standing Board committees ($6,000 in cash per each chair).

•
Annual equity based grants for each non-employee director in the form of restricted stock units with a fair market value of $95,000 as of grant date, vesting 100% one year from grant date. Any new non-employee director appointed after annual equity based grants have been made to incumbent directors in any year, is entitled to receive an annual equity grant of restricted stock units, prorated to reflect his or her start date, vesting 100% one year from the grant date of the annual equity based grants made to incumbent directors.

•	Initial equity based grant for any new non-employee directors of restricted stock units with a fair market value of $20,000 as of grant date, vesting 100% one year from grant date.

On February 18, 2015, each of our then-serving non-employee directors received a grant of 1,196 restricted stock units with a vesting date of February 18, 2016, with Mr. Gardner receiving an additional 441 restricted stock units representing 50% in value of his annual retainer as Chairman of the Board, also with a vesting date of February 18, 2016. On June 22, 2015, following her election as a non-employee director at the Company's 2015 annual meeting of stockholders, Ms. Zier received an initial equity based grant of 320 restricted stock units vesting 100% on June 22, 2016 and a prorated annual equity based grant of 822 restricted stock units vesting 100% on February 18, 2016.
Our non-employee directors are reimbursed for travel and other expenses incurred for attending meetings. Furthermore, consistent with prevailing practice in the airline industry, non-employee directors and their immediate family members are afforded free positive-space personal air travel benefits on our airline, in our case up to a maximum value of $5,000 per year. We maintain a deferral program by which each non-employee director may, at his election and prior to the grant date, defer settlement of 100% of his vested restricted stock units until the earliest of (a) 360, 720 or 1,080 days (the non-employee director must affirmatively select desired number of days); (b) a change of control; and (c) 30 days after termination of service.
2016 Non-Employee Director Compensation
As explained above, the Company's current non-employee director compensation policy was adopted in 2015 based on a competitive analysis and recommendation by Willis Towers Watson, independent advisor to the Compensation Committee. Since it intended, for cost avoidance purposes, to not review non-employee director compensation again until 2017, the Compensation Committee did not request Willis Towers Watson to conduct a competitive review of the Company's non-employee director compensation for 2016.
On February 18, 2016, each of our then-serving non-employee directors received a grant of 2,130 restricted stock units with a vesting date of February 18, 2017. Also on February 18, 2016, Mr. Gardner received an additional grant of 785 restricted stock units with a vesting date of February 18, 2017, representing 50% in value of his annual retainer as Chairman of the

Board. On March 29, 2016, Ms. Soto, who became a member of the Board effective March 29, 2016, received an initial grant of 420 restricted stock units with a vesting date of March 29, 2017 and a standard annual grant (prorated to reflect her March 29, 2016 start date) of 1,523 restricted stock units with a vesting date of February 18, 2017. Prior to grant date of these equity based awards, some directors elected to defer settlement of 100% of their vested restricted stock units.
In March 2016, the Compensation Committee adopted a program by which retired non-employee directors who had served on the Board for a period of at least five years ended on or after June 1, 2015, would be eligible for lifetime post-retirement positive-space air travel on our airline for the former non-employee director and, until the death of the former non-employee director, for his or her spouse and dependent children, up to a maximum value of $5,000.
The Company maintains stock ownership guidelines for non-employee directors. Under the guidelines, non-employee directors are required to meet a share ownership level (consisting of shares of common stock and restricted stock units) with a minimum value equal to the lesser of (i) shares valued at $285,000, being 3.0 times the annual equity grant amount for non-employee directors (one-third of which must be owned outright in the form of shares of our common stock) and (ii) 10,000 shares (one-third of which must be owned outright in the form of shares of our common stock). Non-Employee directors are expected to meet their ownership levels within five years of becoming subject to the guidelines. All of our non-employee directors who have served at least five years are currently in compliance with the guidelines.
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Carlton D. Donaway	$92,000	$75,061	$167,061
David G. Elkins	$86,000	$75,061	$161,061
Robert Fornaro	$89,000	$75,061	$164,061
H. McIntyre Gardner	$107,500	$102,738	$210,238
Robert D. Johnson	$96,500	$75,061	$171,561
Barclay G. Jones, III	$75,500	$75,061	$150,561
Stuart I. Oran (2)	$40,000	$75,061	$115,061
Horacio Scapparone	$78,500	$75,061	$153,561
Dawn M. Zier (3)	$40,583	$73,693	$114,276

(1)
Amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock units granted during 2015 computed in accordance with FASB ASC Topic 718. For accounting purposes only, the valuation date used for the restricted stock units granted to our non-employee directors in 2015 was June 16, 2015, the date on which the Company's stockholders approved our 2015 Plan, and not February 18, 2015, the grant date, which is the date normally used by the Company to value equity-based awards.The table below shows the aggregate numbers of unvested restricted stock unit awards outstanding for each non-employee director as of December 31, 2015. None of the non-employee directors held any stock option awards as of December 31, 2015.

Name	Restricted stock units
Carlton D. Donaway	1,196
David G. Elkins	1,196
Robert Fornaro	1,196
H. McIntyre Gardner	1,637
Robert D. Johnson	1,196
Barclay G. Jones, III	1,196
Stuart I. Oran (2)	—
Horacio Scapparone	1,196
Dawn M. Zier (3)	1,142

(2)
Mr. Oran's term as a non-employee director expired on June 16, 2015 and he did not seek re-election. Pursuant to the terms and conditions of his 2015 annual equity based grant, all of Mr. Oran's unvested and outstanding restricted stock units automatically vested in full upon such termination of service.

(3)
Ms. Zier became a member of the Board effective June 16, 2015. On June 22, 2015, she received an initial equity based grant of 320 restricted stock units vesting 100% on June 22, 2016 and a prorated annual equity based grant of 822 restricted stock units vesting 100% on February 18, 2016.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of compensation arrangements of our named executive officers, or NEOs, should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
Our Compensation Committee is appointed by the Board and is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. We seek to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. In 2015, our Compensation Committee determined the compensation for our CEO and all of our other NEOs. During 2015, the Compensation Committee continued to engage Willis Towers Watson (formerly known as Towers Watson), an executive compensation advisory firm originally engaged by the Compensation Committee in 2011, as the Compensation Committee’s independent compensation advisor. Based on information provided by Willis Towers Watson and by Company management, in March 2016 the Compensation Committee determined that no conflict of interest currently exists with, or was raised during 2015 by the work of, Willis Towers Watson, and that Willis Towers Watson is independent considering the factors enumerated by the SEC for evaluating advisor independence.
With respect to executive compensation earned in 2015, the Compensation Committee based its decisions in part on comparative market data provided by its advisor, Willis Towers Watson, in 2014 and 2015. The Compensation Committee also considered input provided by our CEO with respect to compensation of our other NEOs. Decisions of our Compensation Committee pertaining to the compensation of our NEOs and the Company’s executive compensation programs are regularly reported to, and in many instances concurred by, the full Board. We continue to be committed to shareholder engagement, communication and transparency and when we design our compensation policies, we endeavor to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation. Our long-standing compensation philosophy to pay our executive officers for performance, measured against individual and Company goals, remained an integral part of our overall compensation program in 2015.
Our NEOs for 2015 were as follows:

•	B. Ben Baldanza, President and Chief Executive Officer

•	Edward M. Christie III, Senior Vice President and Chief Financial Officer

•	John Bendoraitis, Senior Vice President and Chief Operating Officer

•	Theodore C. Botimer, Senior Vice President - Network and Revenue Management

•	Thomas C. Canfield, Senior Vice President, General Counsel and Secretary
Mr. Baldanza's employment with the Company and his service as a director ended on January 4, 2016. In connection with the Board's appointment of Robert L. Fornaro as the Company's President and Chief Executive Officer, the Company and Mr. Fornaro entered into an employment agreement, dated as of January 4, 2016. The compensation elements in Mr. Fornaro's employment agreement were determined and approved by the Compensation Committee, and ratified by the full Board, and are described in more detail in the "Executive Compensation" section, under the "Employment Agreements and Offer Letters" subsection in this Proxy Statement. Mr. Fornaro recused himself from all Board and Compensation Committee deliberations and decisions relating to his employment agreement.

EXECUTIVE SUMMARY
1.    2015 Performance Highlights
With our ultra low-cost, low-fare business model and by empowering our price-conscious customers to save money on air travel by offering low base fares with a range of optional services, in 2015 we achieved our ninth consecutive year of profitability. We delivered solid financial results despite increased competitive pressures during 2015. Below are some highlights of our 2015 performance:

•	Increased our net income to $317.2 million, compared to a net income of $225.5 million in 2014.

•
Achieved an operating profit margin of 23.8%, the highest in our history, despite a 14.7% decrease in total revenue per available seat mile (driven by lower operating yields on relatively stable load factors year over year).

•	Ended the year with record operating revenues of $2,141.5 million.

•	Grew diluted earnings per share 42% to $4.38 compared to $3.08 for 2014.

•
Increased our total non-ticket revenue by 23.6% and, despite the increased competitive pressures in 2015, recorded a slight decline in average non-ticket revenue per passenger flight segment of only 1.4%.

•	Grew our passenger traffic by 27.1%.

•	Decreased our adjusted cost per available seat mile ex-fuel by 6.5% to 5.50 cents.

•	Increased our capacity by 30.0% as we grew our fleet of Airbus single-aisle aircraft from 65 to 79 aircraft at year end.

•	Successfully launched service to 40 new routes.

•	Grew our cash and cash equivalents to $803.6 million, an increase of $170.8 million compared to 2014.
* The graph compares the cumulative total stockholder return on our common stock with the cumulative total return on the NYSE ARCA Airline Index and the NASDAQ Composite Index for the period beginning on May 26, 2011 (the date our common stock was first traded publicly) and ending on the last day of 2015 . The graph assumes an investment of $100 in our stock and the two indices, respectively, on May 26, 2011, and further assumes the reinvestment of all dividends. The May 26, 2011 stock price used for our stock is the initial public offering price. Stock price performance, presented for the period from May 26, 2011 to December 31, 2015 , is not necessarily indicative of future results.
As noted below, we have designed the compensation program for our executive officers to be responsive to the performance of our Company by making a high percentage of our NEOs' annual compensation “at risk” and tied to various performance metrics. Such metrics include (i) Company financial and operating metrics, used to determine payouts, if any, under our short-term annual cash incentive plan; and (ii) total shareholder return used to determine the settlement amount of a significant portion (currently 50%) of our long-term annual equity based awards. Consistent with this pay-for-performance philosophy, in February 2016 the Compensation Committee approved the executive officers' short-term incentive bonus payout at 59.9% of target for 2015, as the Company performed below target levels on certain financial and operating metrics, compared to a payout at 163.1% of target for 2014, a decrease of 63.27% year over year. Additionally, the performance share units granted in 2013 to our executive officers for the 2013-2015 performance cycle settled in February 2016 at 37.5% of target based on a total shareholder return rank of seven (out of an eleven-member peer group) whereas performance share units granted in 2012 to our executive officers for the 2012-2014 performance cycle settled in February 2015 at 175.0% of target based on a total shareholder return rank of three (out of a twelve-member peer group), a decrease of 78.6% year over year. These reduced payouts currently reflect how a significant portion of our NEOs compensation is "at risk" and performance based.
2.     Executive Compensation Philosophy and Objectives
The market for experienced management talent is highly competitive in our industry. Airline industry consolidation, accompanied in some instances by successful bankruptcy reorganizations, has further intensified such competitiveness. Our goal is to attract, motivate and retain executives with the talent and experience necessary for us to achieve our strategic business plan and to optimally manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after within both the airline industry and elsewhere in the travel and hospitality industry. Within this talent pool, we seek individuals who we believe will be able to contribute to our unique ultra low-cost operating model and our vision of future success, our culture and values, and who will enhance the cohesiveness and productivity of our leadership team. We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees, and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining established financial, operational and other goals that are consistent with increasing stockholder value.
Since our initial public offering in 2011, and with the input and assistance of Willis Tower Watson, our Compensation Committee has adhered to an executive compensation program designed to provide appropriately balanced mixes of (i) fixed versus at-risk variable compensation, (ii) annual versus long-term compensation and (iii) cash versus equity compensation. As described below, our executive compensation program is structured around three primary components: fixed base salary, annual cash incentive compensation (bonuses) linked to performance targets and equity-based long-term incentive compensation consisting of a combination of restricted stock units (and restricted stock for 2015) and performance share units.

Shareholder engagement, communication and transparency are important factors when we design our compensation policies. The Company communicates regularly with shareholders on various key matters, including executive compensation, and seeks to incorporate shareholder feedback into its executive compensation practices. For example, as noted below, in 2015 the Company did not award any off-cycle, time-vested retention equity grants to our NEOs, considering, among other factors, that some of our investors expressed displeasure over the off-cycle, time-vested retention grants made to four of our NEOs in 2014.
In determining the form and amount of compensation payable to our NEOs, we are guided by the following three objectives and principles:

•
Compensation levels should be competitive to attract and retain key executives. We aim to provide an executive compensation program that attracts, motivates and retains high performance talent and rewards them for our achieving and maintaining a competitive position in our industry. Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•
Compensation should relate directly to performance, and incentive compensation should constitute a significant portion of total compensation. We aim to foster a pay-for-performance culture, with fixed base salary generally at below market median levels and with a significant portion of total compensation being “at risk.” Accordingly, a significant portion of total compensation (both short-term and long-term) should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and our financial and operational results should bear a greater proportion of the risk if these goals and results are not achieved. The amount of “at risk pay” is structured accordingly.

•
Long-term incentive compensation should align executives’ interests with our stockholders’ interests. Awards of long-term incentives, including equity-based compensation, encourage executives to focus on achieving our long-term growth objectives and incentivize executives to manage the Company from the perspective of stockholders with a meaningful stake in us, as well as to focus on long-term career orientation.

Below is the mix of compensation elements for our NEOs in 2015 which illustrates our emphasis on performance-based compensation:
* Based on average of actual 2015 amounts earned by Messrs. Bendoraitis, Botimer, Canfield, and Christie

Note: the compensation data for the above pie charts was determined as follows: "Base Salary" represents the salary earned and paid in 2015; "Short Term Cash Incentive" represents the cash bonuses under the Company’s 2015 short term cash bonus program awarded in February 2015 and paid in February 2016; and "Long Term Equity Incentive" represents the aggregate grant date fair value of shares of restricted stock and performance share units granted in 2015.

What We Do and Do Not Do

WE DO		WE DO NOT
✓	Target total direct compensation for our NEOs generally at the market median (50th percentile overall)	✗	Allow hedging or pledging of Company securities
✓
Pay for performance and, accordingly, a significant portion of each NEO's total compensation opportunity is "at risk" and dependent upon achievement of specific corporate and individual performance goals, resulting in lesser emphasis on fixed base salary
		✗	Encourage unnecessary or excessive risk taking as a result of our compensation policies and practices
✓	Base our short-term incentive plan on multiple performance measurements, including both financial and operational metrics	✗	Provide perquisites to our NEOs that are not generally offered to all other executives
✓	Complement our annual compensation to each NEO with time-based and performance-based multi-year vesting schedules and performance cycles for equity incentive awards	✗	Have employment agreements with any of our NEOs other than our CEO
✓	Base any annual base salary adjustments and annual long-term equity awards to our NEOs, partially, on prior-year individual performance	✗	Provide a defined benefit pension plan or any supplemental executive retirement plan or other form of non-qualified retirement plan for our NEOs
✓
Select and use a peer group of similarly sized airlines to assess the compensation of our NEOs and a peer group of publicly traded airline companies to compare and rank the Company's total shareholder return
✗
Provide for any "gross ups" for any excise taxes imposed with respect to Section 280G (change-in-control payments) or Section 409A (nonqualified deferred compensation) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code")

✓	Maintain a clawback policy pursuant to which the Company can seek reimbursement of either cash or equity based incentive compensation in the event of a financial restatement	✗	Provide for single-trigger vesting acceleration upon a change in control of the Company unless the acquirer does not assume or replace the award
✓	Have stock ownership guidelines for our executives and non-employee directors	✗	Allow any repricing of stock options/stock appreciation rights without stockholder approval or unlimited transferability of awards
✓	Engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors	✗	Have deferred compensation plans, profit-sharing plans or employee stock purchase plans
✓
Provide for minimum vesting of awards (i.e., one year following the date of grant) and maximum award limits (i.e., 1,000,000 shares for options and stock appreciation rights and 300,000 shares or $10 million for other types of awards)

✓	Ensure that a significant portion of our non-employee director compensation consists of time-vested restricted stock units
Consideration of 2015 Stockholder Advisory Vote on Executive Compensation
At our annual meeting of stockholders in June 2015, our stockholders once again expressed support for our compensation programs and the compensation of our NEOs, with an approval rate of approximately 73% for our management "say on pay" resolution. The Compensation Committee carefully evaluated the results of the 2015 “say on pay” vote, and consistent with recommendations from Willis Towers Watson, made no significant changes to the overall design of our compensation program during 2015. The Company communicates regularly with shareholders on various matters, including executive compensation, and seeks to incorporate shareholder input into its executive compensation practices. Consequently, in 2015, driven partially by valuable feedback received from some of the Company's most significant stockholders, we (i) did not award any off-cycle, time-vested retention equity grants; and (ii) have enhanced certain compensation disclosures included in the "Compensation Discussion and Analysis" section of this Proxy Statement. The Compensation Committee will continue to take into account stockholder feedback and evolving best practices in making compensation decisions in future years and will continuously endeavor to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation. Prior to 2015, all of our yearly "say on pay" proposals have received an approval rate from our stockholders of 95% or greater.
Determination of Compensation
The Compensation Committee meets periodically to specifically review and determine adjustments, if any, to the CEO’s compensation, including his base salary, annual bonus compensation and long-term equity awards, and to review and consider recommendations of the CEO with respect to the other NEOs’ base salaries, annual bonus compensation and long-term equity awards. For 2015, the Compensation Committee determined each individual component of compensation for our NEOs. Decisions of our Compensation Committee pertaining to the compensation of our NEOs and the Company’s executive compensation programs are regularly reported to, and in many instances concurred by, the full Board. The Compensation Committee annually evaluates our company-wide performance against the approved operating plan for the prior fiscal year. The Compensation Committee also meets periodically to discuss compensation-related matters as they arise during the year. For each year, our CEO evaluates each other NEO’s individual performance and contributions to the Company’s success and reports to the Compensation Committee his recommendations regarding each element of the other NEOs’ compensation. The CEO does not participate in any formal discussion with the Compensation Committee regarding decisions on his own compensation, and he recuses himself from meetings when his individual performance is evaluated and his compensation is discussed and decided.
In July 2011, the Compensation Committee engaged Willis Towers Watson as an independent compensation advisor to assist the Compensation Committee with our executive compensation program design. Since that time, Willis Towers Watson has worked closely with the Compensation Committee to determine an appropriate executive compensation strategy that supports our core business objectives: maintaining low costs, profitable growth, safe and reliable operations and sound cash flow. In considering approaches to executive compensation, the Compensation Committee continuously reviews ways to strengthen the alignment of management’s interests with the interests of shareholders, strengthen our ability to attract, motivate and retain key executive talent and design plans that account for the relatively high volatility of our industry.
In order to assist the Compensation Committee in setting appropriate compensation metrics and target amounts, in October 2015, Willis Towers Watson provided an updated competitive assessment of our 2015 executive compensation levels. After consideration, and based on recommendations from Willis Towers Watson, the Compensation Committee approved the following public companies as an appropriate talent-competitor peer group for compensation market comparison purposes for 2015 (the "Compensation Peer Group"):

•	Alaska Air Group, Inc.

•	Allegiant Travel Company

•	Hawaiian Holdings Inc.

•	JetBlue Airways Corporation

•	Republic Airways Holdings Inc.

•	Sky West Inc.

•	Virgin America
The Compensation Peer Group was the same peer group used in 2014 with the addition of Virgin America. The selection of companies for the Compensation Peer Group focused on small to medium-sized passenger carriers as an appropriate population for assessing the amounts and percentile rankings of compensation elements for NEOs, including base salaries, short-term incentives (bonuses) and long-term equity-based incentives. Due to its initial public offering based equity grants, Virgin America's long-term incentives data was not included in the 2015 benchmarking analysis. Data for Allegiant Travel Company's CEO (who is also a large shareholder of such company) was also excluded due to particularities of that executive's pay package. The Compensation Committee determined that the Company's competition for executive talent came significantly from the foregoing listed carriers. Willis Towers Watson primarily used the Compensation Peer Group to assess the competitiveness of our Chief Executive Officer’s, Chief Operating Officer’s, and Network and Revenue Management Senior Vice President's compensation, as these positions would normally be recruited from other passenger airlines.
In assessing the compensation of our Chief Financial Officer and General Counsel, Willis Towers Watson used a blended approach consisting of both Compensation Peer Group proxy data and broader industries survey data, adjusted for revenue size, as these positions could also generally be recruited from companies in other industries. For its October 2015 analysis, the survey data were taken from the following three executive pay surveys:

•	Seabury 2015 Airline Industry Compensation Survey Analysis;

•	Towers Watson 2015 Compensation Data Bank (CDB) General Industry Executive Compensation Survey Report; and

•	William M. Mercer 2015 Executive Compensation Survey.
The data from the two general industry executive surveys were reduced in scope to focus on companies with revenues approximating the Company’s last twelve months of revenues of approximately $2 billion as of June 30, 2015. The Compensation Committee was not aware of the individual participating companies in the surveys and reviewed the data in a summarized fashion.
At the same time, the Compensation Committee also approved the following larger group of publicly traded airline companies (the "Performance Share Peer Group") as an appropriate investor-capital peer group for measuring total shareholder return under the performance share units awarded to our executive officers in the first quarter of 2015:

•	Alaska Air Group, Inc.

•	Allegiant Travel Company

•	American Airlines Group, Inc.

•	Delta Airlines

•	Hawaiian Holdings Inc.

•	JetBlue Airways Corporation

•	Republic Airways Holdings Inc.

•	Sky West Inc.

•	Southwest Airlines

•	United Continental

•	Virgin America
The larger group of airlines was used for comparing the Company’s total shareholder return under our performance share units, because the Company believes it competes with all other public airline companies for equity investors. With respect to the 2016 compensation market assessment and 2016 award of performance share units, the Compensation Committee considered and approved Willis Towers Watson's recommendation to add WestJet Airlines to the Compensation Peer Group and made no changes to the Performance Share Peer Group used in 2015. On February 25, 2016, a few days after the 2016 equity awards were made (as described below), Republic Airways Holdings, Inc. filed for bankruptcy and per the terms and conditions of the applicable performance share units award agreements, that company will remain in the Performance Share Peer group(s) for any and all outstanding awards of performance share units and will be assigned a TSR of -100%. On March 14, 2016, the Compensation Committee, upon recommendation of Willis Towers Watson, removed Republic Airways Holdings, Inc. from the Performance Share Peer Group for purposes of all performance share units awarded after March 14, 2016.
The Compensation Committee has historically approved an overall guideline of total direct compensation for our senior management generally around the market median. Within this general guideline and following the recommendation of Willis Towers Watson, the Compensation Committee has approved the following compensation philosophy based on our objectives and unique business model:

•	Base Salary: In keeping with the objective of maintaining low fixed costs and managing cash resources, base salaries would generally be set below market median levels.

•	Short-Term Incentive: In order to appropriately reward achievement of our annual business and financial objectives, short-term incentives would generally be set above market median levels.

•
Long-Term Incentive: To incentivize profitable longer term growth, increase alignment with shareholder interests and provide for retention of key talent, long-term equity-based incentives would generally be set slightly above market median levels.

Our executive compensation philosophy contemplates that the Compensation Committee will annually select a mix of the foregoing compensation elements intended to deliver total target direct compensation (base salary, annual target incentive compensation and long-term target incentive compensation) for our executive officers, in the aggregate, at approximately the market 50th percentile. However, the Compensation Committee reserves discretion to deviate from the above guidelines as necessary to account for changing industry characteristics, our particular business model, individual performance and other factors. Willis Towers Watson’s October 2015 analysis indicated that, in the aggregate, our NEOs’ 2015 total target direct compensation (base salary plus target bonus opportunity plus target equity compensation) continued to be aligned, as in prior years, with the desired pay positioning, approximating the 50th percentile of the market.
Components of Compensation for 2015
For 2015, our performance-driven compensation program for our NEOs consisted of four components:

•	base salary;

•	annual cash incentive program (bonus);

•	equity-based long-term incentives; and

•	benefits.
We are continuing to build our executive compensation program around each of the above elements because each individual component is useful in achieving one or more of the objectives of the program and we believe that, collectively, they are effective in achieving our overall objectives.
Base Salary. We provide our NEOs and other employees with a base salary to compensate them for services rendered during the year and to provide them with a minimum level of guaranteed pay. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary amounts are established based on consideration of, among other factors, the scope of the NEOs’ responsibilities, ability to contribute to the Company’s success, years of service and individual job performance and the Compensation Committee’s general knowledge of the competitive market, based on, among other things, experience with other companies and our industry and market data provided by Willis Towers Watson.
Effective April 1, 2015, the NEO base salaries were increased to $500,000 for Mr. Baldanza, and $340,000 for each of Messrs. Bendoraitis, Canfield, and Christie, representing increases of 3.3%, 6.3%, 3.8% and 5.5%, respectively. Mr. Botimer, who joined the Company as Vice President Senior Vice President - Network and Revenue Management in November 2014, did not receive a salary increase in 2015. The NEOs’ 2015 base salaries are set forth under the “Summary Compensation Table” below and are prorated to reflect the increases effective April 1, 2015.
Performance-based Annual Bonuses. Cash bonuses are intended to provide incentives to meet or exceed company-wide financial and operating performance objectives. All of our NEOs and other executive officers are eligible for annual cash bonuses, which are determined annually based on achievement of a set of pre-established financial and operational performance metrics established for the year at or shortly after the time of the Board’s approval of the annual operating plan. The determination of the amount of annual bonuses paid to our NEOs also reflects a number of considerations by the Compensation Committee acting in its discretion, including the Company’s safety performance and a subjective evaluation of the individual performance of each executive officer during the relevant period.
Our annual incentive bonus program is administered by the Compensation Committee. For each year, the Compensation Committee approves (i) the performance metrics, (ii) the weighting of the performance metrics, (iii) the threshold, target and stretch performance levels for each metric and the percentage payouts for the performance levels (usually 50% for threshold, 100% for target and 200% for stretch) and (iv) the target bonuses for officer positions, expressed as a percentage of base salaries (usually 50% for vice presidents, 70% for senior vice presidents and 100% for the CEO). After the performance results for the year are available, the specific bonus payments are calculated using the formula embodied in the short-term incentive plan, and may include certain discretionary adjustments as the Compensation Committee may approve for certain officers based on their individual performances and other factors.

In February 2015, the Compensation Committee, based on a review of benchmarking and other data provided by its independent consultant, Willis Towers Watson, and considering our Company objectives and operating plan for the year 2015, adopted our 2015 short-term incentive plan for our executive officers. The Compensation Committee determined that no payments under the 2015 plan would be made unless the Company achieved a minimum level of net income of $157 million. Based on the market data, the target bonus opportunity percentages were maintained at 100% of base salary for the CEO, 70% of base salary for senior vice presidents and 50% of base salary for vice presidents. Assuming the minimum net income amount was achieved, payout would be based on the Company's performance against the following metrics tied to our 2015 operating plan:

Metric	Weighting	Definition
Adjusted CASM ex-fuel	50%
Operating costs per available seat mile as adjusted for fuel, restructuring cost, gain or loss asset disposition, special items, distribution and marketing expense, equity compensation expense and bonus expense.

Adjusted Total RASM	30%	Operating revenue per available seat mile as adjusted for distribution and marketing expense.
A:14	10%	Percentage of flights that arrive at the destination gate within 14 minutes of scheduled arrival time, as reported to the Department of Transportation (DOT).
Courtesy Rate	10%	A percentage attained by dividing the Net Promoter Score (NPS) detractor responses suggesting rudeness by all NPS responses.

Payout for each of the metrics would vary, on a linear basis, from $0, if results were below the threshold performance level; to 50% of target value, if results were at the threshold performance level; to 100% of target value, if results were at the target performance level; and up to 200% of target value, if results were at or above the stretch performance level. In setting the foregoing goals and corresponding payout levels, the Compensation Committee carefully considered and scrutinized certain industry data provided by Willis Towers Watson, and approved criteria which, while difficult to achieve, incentivizes the Company's executive officers to deliver strong performance against our financial and operational objectives. As in prior years, the Compensation Committee also reserved discretion to reduce payouts in light of safety events occurring during the year and also adjust for other factors it deems relevant in assessing actual performance in 2015 compared to our 2015 operating plan. The following table sets forth the target performance levels under the 2015 plan metrics, the weighting of the performance metrics, the actual performance results under each metric and the resulting payout percentages.

Metric and Weight	Target Level – 100% Payout		Actual 2015 Results		Payout Percentage
Adjusted CASM ex-fuel (50% weight)	4.93 cents		4.97 cents		41.00%
Adjusted Total RASM (30% weight)	10.18 cents		9.59 cents		0%
A:14 (10% weight)	N/A	(1)	N/A	(1)	8.80%
Courtesy Rate (10% weight)	96.65%		101.5%		10.10%
	Total Achieved (% of target)				59.90%
(1) Payout for the A:14 is calculated based on the average percentage of target performance level related to actual A:14 % achievement or based on A:14 ranking (according to DOT reporting), whichever calculation reflects the better performance. In January 2016, after considering the Company's performance results against the A:14 metric target performance level, the Compensation Committee approved a payout percentage of 8.80%.
In January 2016, the Compensation Committee considered the Company’s performance under the metrics selected for 2015, namely adjusted CASM ex-fuel, adjusted total RASM, A:14 and courtesy rate. Pursuant to the Company's long-standing pay-for-performance philosophy, the Compensation Committee approved a formulaic payout level for 2015 equal to 59.9% of target bonus opportunity, as the Company performed below target levels on metrics relating to adjusted CASM-ex fuel, adjusted total RASM and A:14. The Compensation Committee also reviewed the Company’s safety performance during 2015 and considered individual performance of Company officers, after receiving input from the CEO. In approving the 2015 annual cash bonus for the CEO, the Compensation Committee met in executive session and also considered individual performance factors. All bonuses were based on application of the 59.90% formulaic payout for 2015, based on the Company's performance, to the executives’ respective target bonus opportunity percentages as indicated below. The Compensation Committee did not make any discretionary adjustments to the payout of the 2015 annual cash bonuses. Based on the foregoing, the Compensation Committee approved annual cash bonuses with respect to 2015 as follows:

Named Executive Officers	2015 Target Bonus (as a percentage of Base Salary)	2015 Cash Bonus Payout (as a percentage of 2015 Target Cash Bonus)	Earned 2015 Cash Bonus ($)	2015 Cash Bonus Payout (as a percentage of 2015 Earned Salary) ($)
B. Ben Baldanza (CEO)	100%	59.90%	297,119	59.90%
Edward M. Christie III (SVP)	70%	59.90%	140,717	41.93%
John Bendoraitis (SVP)	70%	59.90%	140,466	41.93%
Theodore C. Botimer (SVP)	70%	59.90%	125,790	41.93%
Thomas C. Canfield (SVP)	70%	59.90%	141,262	41.93%
Also in January 2016, after considering the efficacy of, and incentives created by, the 2015 short-term incentive plan, the Compensation Committee made certain adjustments in approving a short-term incentive plan for 2016. Short-term performance metrics for 2016 consist of unadjusted CASM ex-fuel, unadjusted total RASM, or TRASM, A:14 and a DOT complaints rate based on reported customer complaints to the DOT. Those factors were given weightings of 50%, 20%, 20% and 10%, respectively. As in 2015, payout for each of the metrics would vary, on a linear basis, from $0, if results were below the threshold performance level, to 50% of target value, if results were at the threshold performance level, to 100% of target value, if results were at the target performance level and up to 200% of target value, if results were at or above the stretch performance level. In addition, the Compensation Committee set a minimum threshold trigger of $ 158 million of net income for any payout under the 2016 plan. Finally, the Compensation Committee again reserved, in its discretion, an ability to reduce cash payouts to any individual executive, or the entire group, based on safety related performance and other factors. The Compensation Committee generally intends to continue awarding short-term incentives to our NEOs in 2016 that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), to the extent applicable.
As described below, we maintain a clawback policy covering incentive compensation (cash and equity-based) paid to our executive officers to further align management with the interests of stockholders over the long term.
Equity-based long-term incentives. We believe that long-term performance is strengthened through an ownership culture that rewards and encourages long-term performance by our executive officers through the use of equity-based awards. Our 2011 Equity Incentive Award Plan, or the 2011 Plan, became effective on May 9, 2011, shortly before our initial public offering, and was approved by our stockholders on May 19, 2011. The Board adopted the 2011 Plan in order to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants, and to promote the success of our business. Prior to the adoption of the 2011 Plan, we historically granted awards of time-vested restricted stock or stock options. Since the adoption of the 2011 Plan, long-term incentive awards have consisted solely of restricted stock units and performance share units, the latter of which are settled in shares at the end of a three-year measurement period (except that in 2015 we awarded shares of restricted stock in lieu of restricted stock units, as described in more detail below).
Throughout 2014 and early 2015, the Compensation Committee reviewed the 2011 Plan and, with recommendations from independent legal counsel and Willis Towers Watson, determined that adopting a new incentive award plan would be in the best interest of the Company. The new incentive award plan, which we refer to as the 2015 Plan, was designed and developed by the Compensation Committee, with input from its independent legal counsel and Willis Towers Watson. Among other things, the 2015 Plan was generally designed to comply with Section 162(m) in order to enable the Company to take company tax deductions in respect of certain performance-based compensation payable to our Section 162(m) executive officers without regard to the limitations of Section 162(m). Since the date of our initial public offering in June 2011 through June 2015, we had not been subject to the provisions of Section 162(m) because of a transitional relief exception under Section 162(m) that applies to newly-public companies. Our 2015 Plan was approved by our stockholders in June 2015. Upon such approval, no further awards would be granted under the 2011 Plan.
The equity awards we make to our executive officers are designed to align our executives’ compensation with demonstrable long-term Company performance and to reward superior performance (measured both against internal goals and peer performance), align their interest in building value with that of our shareholders by promoting equity ownership and to enhance retention of key senior management talent.
In order to take advantage of the transitional relief period provided by Section 162(m), the Compensation Committee decided to slightly modify, for 2015 only, the historical framework of awards of 50% restricted stock units and 50% performance share units to 50% shares of restricted stock (granted under our 2011 Plan) and 50% performance share units (granted under our 2015 Plan and subject to shareholder approval which was subsequently obtained in June 2015). In February

2015, after reviewing various alternative equity plan design alternatives, and considering data provided by Willis Towers Watson on industry practices in equity compensation, the Compensation Committee granted equity-based awards to our NEOs for 2015 as follows:

•
Under the 2011 Plan: 9,918 shares of restricted stock to Mr. Baldanza, 3,188 shares of restricted stock to each of Messrs. Bendoraitis, Canfield and Christie, and 2,834 shares of restricted stock to Mr. Botimer. These awards vest in annual 25% increments over four years.

•
Under the 2015 Plan (which was subsequently approved by our stockholders in June 2015): 9,918 performance share units to Mr. Baldanza, 3,188 performance share units to each of Messrs. Bendoraitis, Canfield and Christie, and 2,834 performance share units to Mr. Botimer. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of the Performance Share Peer Group over the three-year period commencing on January 1, 2015 and ending on December 31, 2017, with threshold, target and maximum settlement payouts set at 25%, 100% and 200% respectively. Regardless of the ranking among the Performance Share Peer Group, if the Company's total shareholder return is negative, the corresponding number of shares issued, if any, will be reduced by 50%. The table below illustrates the ranking based payout scale for the grants of performance share units in 2015:

2015-2017 TSR Rank	2015-2017 TSR Percentile	Performance Share Units Payout*
1	100%	200%	Maximum
2	91%	200%	Maximum
3	82%	175%
4	73%	150%
5	64%	125%
6	55%	100%	Target
7	45%	50%
8	36%	25%	Threshold
9	27%	0%
10	18%	0%
11	9%	0%
12	0%	0%
* Regardless of ranking among the Performance Share Peer Group, if the Company's total shareholder return is negative, the corresponding number of shares issued, if any, would be reduced by 50%.
We did not grant any off-cycle, time-vested retention equity awards to our NEOs in 2015.
In February 2016, the Compensation Committee reviewed the equity awards design and in light of having obtained stockholders' approval of our 2015 Plan in June 2015, and therefore benefit from the performance-based compensation exception of Section 162(m), the Compensation Committee returned to its historical framework of 50% restricted stock units and 50% performance share units for 2016. Also in February 2016, after considering input from Willis Towers Watson, the Compensation Committee granted equity-based awards under the 2015 Plan to our NEOs for 2016 as follows: 10,088 units to each of Messrs. Bendoraitis, Botimer, Canfield and Christie (Mr. Baldanza's employment with the Company terminated in January 2016, and therefore he did not receive any new equity-based awards for 2016). One half of each award consisted of restricted stock units, vesting in annual 25% increments over four years. The other half of each award consisted of performance share units subject to a three-year performance cycle. For the performance share units granted in February 2016, the Compensation Committee made no changes to the Performance Share Peer Group used in 2015. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of the Performance Share Peer Group over the three-year period commencing on January 1, 2016 and ending on December 31, 2018, with threshold, target and maximum settlement payouts set at 25%, 100% and 200% respectively. The ranking based payout scale for the grants of performance share units in February 2016 remained the same as in 2015. Regardless of the ranking among the Performance Share Peer Group, if the Company's total shareholder return is negative, the corresponding number of shares to be issued, if any, will be reduced by 50%.

Benefits. We provide the following benefits to our NEOs. These are the same benefits provided to all our employees:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	employee assistance program;

•	health and dependent care flexible spending accounts;

•	short and long-term disability; and

•	401(k) plan.
In addition, we provide supplemental life insurance to our employees at the director level and above, including our executive officers.
Severance and Change in Control-Based Compensation. Except for Mr. Baldanza (who is entitled to receive severance benefits as described below), our NEOs participate in the Company's 2007 executive severance plan, as amended. Under the 2007 executive severance plan, in the event of (i) an involuntary termination of the executive without cause, or (ii) a voluntary resignation by the executive for good reason within thirty days following a change in control, each participant that holds a senior vice president or higher position is entitled to receive, subject to, among other things, execution of a general release, continuation of base salary payments and COBRA coverage for 12 months, a free family travel pass on our flights for 12 months and use of a Company-owned mobile phone for 30 days in order to allow the participant to transition to another device. Similar benefits, but at a lower level of cash severance payout, are available under the 2007 executive severance plan for our vice presidents and director-level employees. The 2007 severance plan also references the benefits provided under our equity plans. Restricted stock units granted to executive officers under our 2011 Plan are subject to accelerated vesting in the event the executive officer dies or becomes permanently disabled while still employed by the Company or in the event of a termination of the executive officer by the Company without cause or a voluntary resignation by the executive officer for good reason, in either case after the Company has entered into a definitive change in control agreement. Performance share units granted to our executive officers under our 2011 Plan will automatically terminate in the event the executive officer's employment terminates for any reason prior to the end of the three-year performance period except that the Company would be subject to a prorated settlement obligation in the event of a change in control or the executive officer’s death or permanent disability during the three-year measurement period. Our 2015 Plan includes similar provisions regarding treatment of outstanding equity awards in the event of death, permanent disability or change in control. The benefits provided under the 2007 executive severance plan are in lieu of any other benefits provided under any other Company policy, plan or arrangement, including any benefits provided under any employment agreement.
In October 2014, the Compensation Committee approved an amendment to the 2007 executive severance plan, with an effective date of September 1, 2014 and applicable to participants whose employment with the Company commenced on or after such date, to (i) allow the Board to terminate an officer for poor performance without triggering severance benefits; and (ii) provide that unpaid severance benefits would be offset by compensation earned by a former employee from a new employer. These provisions do not apply to our current NEOs, other than Mr. Botimer, as their respective employment start dates precede September 1, 2014.
In January 2016, the Company and Mr. Baldanza entered into a separation agreement and release of claims (the “Baldanza Separation Agreement”), under which Mr. Baldanza relinquished all positions and appointments with the Company, including as a member of the Board, except that Mr. Baldanza agreed to provide transitional services as requested from time to time by the Company’s chief executive officer or the Board, for a period of one year. Under the Baldanza Separation Agreement, and in consideration for Mr. Baldanza’s agreement to provide transitional services and to execute and deliver a general release, Mr. Baldanza is entitled to receive severance benefits as provided in his amended and restated employment agreement, entered into in January 2014, which include (i) severance payments in equal installments over 24 months equal to $1,000,000 (two times his latest annual base salary of $500,000), (ii) any annual cash incentive compensation (bonus) he may be entitled to receive with respect to 2015 pursuant to the Company's 2015 short-term incentive plan, (iii) Company-paid COBRA coverage and, once eligibility for COBRA benefits lapses, health insurance benefits reasonably consistent with Company coverage until the age of 65, provided that such coverage shall cease if and when Mr. Baldanza accepts other employment providing reasonably consistent health benefits, and (iv) a lifetime travel pass on the Company’s flights, covering Mr. Baldanza, his spouse and dependents. In addition, 28,481 restricted stock units and 2,480 shares of restricted stock scheduled to vest on or prior to April 8, 2016, vested on their applicable vesting dates, and any other unvested equity awards (including any awards of performance share units) were forfeited and cancelled. The foregoing benefits were all subject to execution and delivery of the release by Mr. Baldanza and to his compliance with the other covenants in the Agreement and Release. These continuing covenants include a two-year non-compete and non-solicitation obligation, a non-disparagement covenant, restrictions on use and disclosure of Company confidential information, and Company ownership of intellectual property and work product. Mr. Baldanza's Separation Agreement controls in the event it conflicts with his employment agreement.
As noted earlier, the Company and Mr. Fornaro entered into an employment agreement, dated January 4, 2016 (the "Fornaro Employment Agreement") setting forth the terms and conditions under which he would serve as CEO and President for the three-year period ending December 31, 2018. Under the Fornaro Employment Agreement, Mr. Fornaro is entitled to participate in Company employee benefit plans on the same basis as all other employees, except that he will not be eligible for benefits under the Company’s 2007 executive severance plan. If the Company terminates Mr. Fornaro’s employment without cause prior to December 31, 2018, or if a qualifying change in control occurs prior to December 31, 2018 and Mr. Fornaro terminates his employment for good reason within 180 days following such change in control but prior to December 31, 2018, then Mr. Fornaro will be entitled to receive (i) base salary from the date of such termination through December 31, 2018, (ii) Company-paid COBRA coverage and, if eligibility for COBRA benefits lapses, health insurance benefits reasonably consistent with Company coverage until the age of 65, and (iii) a lifetime travel pass on the Company’s flights, covering Mr. Fornaro, his spouse and dependents, in each case subject to Mr. Fornaro’s execution and delivery to the Company of a general release of claims. Mr. Fornaro is not entitled to severance upon expiration of the employment period on December 31, 2018. Under the Fornaro Employment Agreement, Mr. Fornaro is restricted from involvement in any business competing with the Company’s business until December 31, 2019 (and for so long thereafter as he may be entitled to receive severance payments from the Company). The Fornaro Employment Agreement also contains customary covenants relating to non-disclosure of Company confidential information and Company ownership of intellectual property and work product. Mr. Fornaro recused himself from all Board and Compensation Committee deliberations and decisions relating to his employment agreement.
Perquisites. Perquisites are not a significant part of our executive compensation program. As is common in the airline industry, senior executives and their immediate families are entitled to certain travel privileges on our flights, which may be on a positive space basis. Similar travel benefits (which generally are on a space available basis) are afforded to all of our director-level employees and above. The value of such flight benefits for the executives is reported as taxable income. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. We do not provide any other significant perquisites or personal benefits to our NEOs. In addition, in circumstances where the Company is recruiting an executive candidate who would have to relocate to accept our job offer, we provide such executive with relocation assistance, which includes travel, shipping household goods and temporary housing. Relocation benefits are an important tool for us to recruit and retain key management talent. During 2015, the Company provided limited relocation benefits to Mr. Botimer (as disclosed in more detail under the “Summary Compensation Table” below).
Stock Ownership Guidelines for Executives. We maintain stock ownership guidelines for our executive officers. Under the guidelines, our NEOs are required to meet a share ownership level (consisting of shares of common stock and restricted stock units but excluding performance share units) with a minimum value equal to the lesser of (i) 1.5 times base salary (3.0 times salary for the CEO) of which one-third must be owned outright in the form of shares of our common stock, and (ii) 30,000 units of equity (90,000 units for the CEO) of which one-third must be owned outright in the form of shares of our common stock. Also under the guidelines, our other executive officers (non-NEOs) are required to meet a share ownership level (consisting of shares of common stock and restricted stock units but excluding performance share units) with a minimum level equal to the lesser of (i) 1.0 times base salary of which one-third must be owned outright in the form of shares of our common stock, and (ii) 15,000 units of equity of which one-third must be owned outright in the form of shares of our common stock. The Company's officers are expected to meet their ownership levels within five years of becoming subject to the guidelines. All of our executive officers, including our NEOs, who have served at least five years are currently in compliance with the revised guidelines. The following table sets forth, as of March 31, 2016, information regarding the equity ownership of our NEOs:

Named Executive Officers	Shares of Common Stock Owned Outright	Market Value of Shares of Common Stock Owned Outright (1)	Shares of Restricted Stock Unvested		Restricted Stock Units Unvested	Performance Share Units Unvested (2)
B. Ben Baldanza (CEO) (3)	109,086	$5,233,946	—	6	6,569	—
Edward M. Christie III (SVP)	64,887	$3,113,278	2,391		32,927	12,491
John Bendoraitis (SVP) (4)	6,739	$323,337	2,391		24,080	12,250
Theodore C. Botimer (SVP) (5)	955	$45,821	2,125		7,011	10,501
Thomas C. Canfield (SVP)	31,547	$1,513,625	2,391		20,327	12,491

(1)	The market value of shares of common stock owned outright is calculated based on the closing price of our common stock as of March 30, 2016 which was $47.98.

(2)
Amounts shown in the “Performance Share Units Unvested" column represent the target number of shares issuable with respect to the awards of performance share units granted in 2014, 2015 and 2016. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of a peer group, as more fully described in the "Compensation Discussion and Analysis" section in this Proxy Statement.

(3)
Mr. Baldanza's employment with the Company ended on January 4, 2016. Pursuant to the Baldanza Separation Agreement, Mr. Baldanza's outstanding and unvested stock awards (including any awards of performance share units) were forfeited and canceled except that his outstanding and unvested awards of restricted stock units and shares of restricted stock scheduled to vest on or prior to April 8, 2016, would continue to remain outstanding and vest on the originally scheduled vesting dates.

(4)	Mr. Bendoraitis' employment with the Company started on October 21, 2013.

(5)	Mr. Botimer's employment with the Company started on November 10, 2014.
Clawback Policy. We maintain a clawback policy, pursuant to which the Company may seek reimbursement of incentive compensation (cash and equity-based) paid to executive officers on the basis of reported financial results that were later the subject of a financial statement restatement. Reimbursement under the policy, which became effective January 1, 2014, is limited to the extent the incentive compensation would have been less had it been based on the restated financial results.
Tax and Accounting Considerations. The Board and the Compensation Committee generally consider the financial accounting and tax implications of their executive compensation decisions. The Board's and Compensation Committee's general policy is that compensation should qualify as tax deductible to the Company for federal income tax purposes whenever practicable, to the extent consistent with our overall compensation goals. Until June 2015, we had not been subject to the provisions of Section 162(m) because of a transitional relief exception under such section that applies to newly-public companies. However, this transitional relief expired in June 2015, and after such expiration the Company has been subject to the deductibility limits imposed by Section 162(m).
Under Section 162(m), compensation paid to certain of our NEOs (other than our chief financial officer) in excess of $1.0 million per year is not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). Compensation is generally “performance-based” if it is determined using pre-established objective formulas and criteria approved by stockholders within the past five years. Our 2015 Plan enables the Company to satisfy the performance-based compensation exception to Section 162(m).
Our Compensation Committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes. As a result, our Compensation Committee has authorized non-deductible compensation and retains the discretion to authorize payments that may not be deductible if it believes that such payments are in the best interests of the Company and its stockholders. Moreover, changes in applicable tax laws and regulations as well as factors beyond the control of the Compensation Committee can adversely impact the deductibility of compensation paid to our executive officers who are covered by Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2015 Annual Report on Form 10-K.

Compensation Committee
David G. Elkins, Chairman
Carlton D. Donaway
Horacio Scapparone
Myrna M. Soto

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during the past three calendar years.

Name and Principal Position During 2015	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($) (3)	Total ($)
B. Ben Baldanza	2015	496,025		—		1,289,538		297,119		8,703	2,091,385
Chief Executive Officer and President	2014	484,100		—		4,885,139		789,567		8,262	6,167,068
	2013	479,987		—		1,609,344		718,455		7,888	2,815,674
Edward M. Christie III	2015	335,600		—		414,504		140,717		1,575	892,396
Senior Vice President and Chief Financial Officer	2014	318,550		—		1,114,429		363,689		368	1,797,036
	2013	304,958		—		606,375		319,527		760	1,231,620
John Bendoraitis	2015	335,000		—		414,504		140,466		8,176	898,146
Senior Vice President and Chief Operating Officer	2014	320,000		—		1,081,183		365,344		6,564	1,773,091
	2013	64,410	(4)	115,000	(5)	1,891,486	(6)	61,083	(7)	30,041	2,162,003
Theodore C. Botimer (8)	2015	300,000		—		368,477		125,790		65,998	860,265
Senior Vice President - Network and Revenue Management
Thomas C. Canfield	2015	336,900		—		414,504		141,262		304	892,970
Senior Vice President, General Counsel and Secretary	2014	323,700		—		1,114,429		369,568		294	1,807,991
	2013	308,500		—		517,563		323,238		283	1,149,584

(1)
Amounts shown in the “Stock Awards” column for 2015 represent the aggregate grant date fair value of shares of restricted stock and performance share units granted during that year as indicated and computed in accordance with FASB ASC Topic 718. For accounting purposes only, the valuation date used for the performance share units granted in 2015 was June 16, 2015, the date on which the Company's stockholders approved our 2015 Plan, and not February 18, 2015, the grant date, which is the date normally used by the Company to value equity-based awards. The Company grants its equity awards based on fair market value as of the respective grant dates. For a discussion of valuation assumptions and accounting expense recognized, see Note 7, “Stock-Based Compensation”, to our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For information on the valuation assumptions with respect to grants made prior to 2015, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. The single measure that determines the number of units to be earned for the performance unit shares granted during 2015 is our total shareholder return, or TSR, compared with the average of TSRs of companies in our peer group, all computed over the performance period, which is a market condition as defined under FASB ASC 718.

(2)
Amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2015 represent cash bonuses under the Company’s 2015 short term cash bonus program awarded in February 2015 and paid in February 2016, as disclosed more fully under the Compensation Discussion and Analysis section of this Proxy Statement.

(3)
Amounts under the “All Other Compensation” column consist of 401(k) company-matching contribution, company-paid life insurance and accidental death and dismemberment insurance premiums, and travel benefits. The amounts for 2015 are as follows:

Name	401(k)Plan Company Contributions ($) (a)	Company-Paid Life Insurance and Accidental Death and Dismemberment Insurance Premiums ($)	Travel Benefits ($)	Relocation Payments ($)
Mr. Baldanza	7,950	142	611	—
Mr. Christie	—	142	1,433	—
Mr. Bendoraitis	7,950	142	84	—
Mr. Botimer	3,375	142	1,563	60,918
Mr. Canfield	—	142	162	—

(a)
See Note 12 (Defined Contribution 401(k) Plan) to our Financial Statements in our 2015 Annual Report for a description of employer matching contributions made under our defined contribution 401(k) plans.

(4) Mr. Bendoraitis' 2013 base salary was prorated to reflect his October 21, 2013 employment start date.

(5)	Upon commencement of employment on October 21, 2013, Mr. Bendoraitis received a signing bonus in the amount of $115,000.

(6)
Upon commencement of employment on October 21, 2013, Mr. Bendoraitis was granted 16,197 restricted stock units and 16,197 performance share units, on the same vesting and other terms as for the other executive officers.

(7)	Mr. Bendoraitis' 2013 short-term cash incentive bonus was prorated to reflect his October 21, 2013 employment start date.

(8)	Mr. Botimer commenced employment on October 13, 2014 and he was not a NEO in 2014.
Grants of Plan-Based Awards in 2015
The following table sets forth certain information with respect to grants of plan-based awards to our NEOs for 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Market Value of Stock Awards (4) ($)
Name	Grant Date	Committee Action Date	Threshold	Target	Maximum	Threshold	Target	Maximum
B. Ben Baldanza			250,000	500,000	1,000,000
	2/18/2015	2/18/2015				4,959	9,918	19,836		496,594
	2/18/2015	2/18/2015							9,918	792,944
Edward M. Christie III			119,000	238,000	476,000
	2/18/2015	2/18/2015				1,594	3,188	6,376		159,623
	2/18/2015	2/18/2015							3,188	254,881
John Bendoraitis			119,000	238,000	476,000
	2/18/2015	2/18/2015				1,594	3,188	6,376		159,623
	2/18/2015	2/18/2015							3,188	254,881
Theodore C. Botimer			105,000	210,000	420,000
	2/18/2015	2/18/2015				1,417	2,834	5,668		141,898
	2/18/2015	2/18/2015							2,834	226,578
Thomas C. Canfield			119,000	238,000	476,000
	2/18/2015	2/18/2015				1,594	3,188	6,376		159,623
	2/18/2015	2/18/2015							3,188	254,881

(1)
The amounts in the table above reflect the threshold, target and maximum payouts under the Company’s 2015 short term cash bonus program, as disclosed more fully under the Compensation Discussion and Analysis section of the Proxy Statement.

(2)
The amounts in the table above reflect the threshold, target and maximum number of shares issuable with respect to performance share units granted in February 2015. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of eleven peer airlines over the three-year period commencing on January 1, 2015 and ending on December 31, 2017. Upon Mr. Baldanza's separation from the Company on January 4, 2016 and pursuant to the Baldanza Separation Agreement, his outstanding and unvested performance share units were forfeited and canceled.

(3)
Amounts in the table reflect shares of restricted stock awarded in 2015, vesting in annual 25% increments over four years following the grant date. Upon Mr. Baldanza's separation from the Company on January 4, 2016 and pursuant to the Baldanza Separation Agreement, his outstanding and unvested restricted stock units and shares of restricted stock were forfeited and canceled except that his outstanding and unvested restricted stock units and shares of restricted stock scheduled to vest on or prior to April 8, 2016 would continue to remain outstanding and vest on the originally scheduled vesting dates.

(4)
Amounts shown in this column represent the aggregate grant date fair value of shares of restricted stock and performance share units granted on each year as indicated and computed in accordance with FASB ASC Topic 718. For accounting purposes only, the valuation date used for the performance share units granted in 2015 was June 16, 2015, the date on which the Company's stockholders approved our 2015 Plan, and not February 18, 2015, the grant date, which is the date normally used by the Company to value equity-based awards. For a discussion of valuation assumptions and accounting expense recognized, see Note 7, “Stock-Based Compensation”, to our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards
Employment Agreements and Offer Letters
B. Ben Baldanza. On January 8, 2014, we entered into an amended and restated employment agreement with B. Ben Baldanza, as our President and Chief Executive Officer (the "Amended and Restated Employment Agreement"). Under the Amended and Restated Employment Agreement, Mr. Baldanza continued in his role as Chief Executive Officer and President of the Company and is entitled to receive an annual base salary of $484,100 (which was increased to $500,000 in April 2015). Mr. Baldanza was eligible to receive a bonus at the end of each fiscal year based upon his performance and the Company’s financial results. The amount of any annual bonus will be determined in the discretion of our Compensation Committee, based on a target of 100% of annual base salary and maximum of 200% of annual base salary. Additionally, pursuant to the Amended and Restated Employment Agreement, in January 2014, Mr. Baldanza received, under our 2011 Plan, a one-time special award for retention purposes of 63,803 restricted stock units with the following vesting schedule: 23,926 on July 10, 2015; 7,975 on January 10, 2016; 15,951 on January 10, 2017; and 15,951 on January 10, 2018. The Company and Mr. Baldanza agreed that these restricted stock units and the underlying shares, even if and when vested and deliverable, would not be counted toward Mr. Baldanza’s stock ownership requirements under the Company’s stock ownership guidelines for executives, and the restricted stock units and underlying shares, even if and when vested and deliverable, cannot be sold or transferred until the earlier of January 10, 2018 or Mr. Baldanza’s death. If the Company terminated Mr. Baldanza’s employment without cause, Mr. Baldanza will be entitled to receive an amount in cash equal to two times his annual base salary, payable in equal installments over a 24-month period. In addition, he will receive any unpaid bonus for the fiscal year preceding the fiscal year in which his termination occurs and in the event Mr. Baldanza ceases to be employed by the Company for any reason other than for cause or a resignation by Mr. Baldanza for any reason, he will also receive a prorated bonus for the fiscal year in which his termination occurs. If the Company terminates Mr. Baldanza's employment without cause or Mr. Baldanza resigns from his employment, the Company will provide him with health insurance benefits until he reaches 65 years of age or becomes entitled to similar health insurance benefits from another employer. If the Company terminates Mr. Baldanza's employment without cause, Mr. Baldanza, his spouse and dependents will receive a lifetime travel pass on Company aircraft. If Mr. Baldanza's employment is terminated for any reason other than due to death or a termination by the Company for cause, and at the time of such termination, he is at least 60 years of age or has served as Chief Executive Officer and/or President of the Company for at least 10 years, the Company will provide him, his spouse and dependents a lifetime travel pass on Company aircraft, subject to certain restrictions. The foregoing severance benefits are to be reduced by the amount of any other severance payable to Mr. Baldanza under the Company’s 2007 executive severance plan, and are conditioned on Mr. Baldanza's continued compliance with the nondisclosure, non-competition and non-solicitation provisions of the Amended and Restated Employment Agreement and Mr. Baldanza's execution of a general release in the form attached to the Amended and Restated Employment Agreement.
Mr. Baldanza's employment with the Company ended on January 4, 2016. The Company and Mr. Baldanza entered into the Baldanza Separation Agreement, under which Mr. Baldanza relinquished all positions and appointments with the Company, including as a member of the Board, except that Mr. Baldanza agreed to provide transitional services as requested from time to time by the Company’s chief executive officer or the Board, for a period of one year. Under the Baldanza Separation Agreement, and in consideration for Mr. Baldanza’s agreement to provide transitional services and to execute and deliver a general release, Mr. Baldanza is entitled to receive severance benefits as described in more detail in the "Compensation Discussion and Analysis" section, under the "Severance and Change in Control-Based Compensation" subsection of this Proxy Statement and will be further reflected in next year's proxy statement. The Baldanza Separation Agreement controls in the event it conflicts with Mr. Baldanza's employment agreement.
Robert L. Fornaro. As noted above, the Company and Mr. Fornaro entered into the Fornaro Employment Agreement, dated January 4, 2016, setting forth the terms and conditions under which he would serve as CEO and President for the three-year period ending December 31, 2018. Under the Fornaro Employment Agreement, Mr. Fornaro is entitled to participate in Company employee benefit plans on the same basis as all other employees, but he is not eligible for benefits under the Company’s 2007 executive severance plan. If the Company terminates Mr. Fornaro’s employment without cause prior to December 31, 2018, or if a qualifying change in control occurs prior to December 31, 2018 and Mr. Fornaro terminates his employment for good reason within 180 days following such change in control but prior to December 31, 2018, then Mr. Fornaro will be entitled to receive (i) base salary from the date of such termination through December 31, 2018, (ii) Company-paid COBRA coverage and, if eligibility for COBRA benefits lapses, health insurance benefits reasonably consistent with Company coverage until the age of 65, and (iii) a lifetime travel pass on the Company’s flights, covering Mr. Fornaro, his spouse and dependents, in each case subject to Mr. Fornaro’s execution and delivery to the Company of a general release of claims. Mr. Fornaro is not entitled to severance upon expiration of the employment period on December 31, 2018. Under the Employment Agreement, Mr. Fornaro is restricted from involvement in any business competing with the Company’s business until December 31, 2019 (and for so long thereafter as he may be entitled to receive severance payments from the Company). The Employment Agreement also contains customary covenants relating to non-disclosure of Company confidential information and Company ownership of intellectual property and work product.
Edward M. Christie III. On February 29, 2012, we entered into an offer letter with Edward M. Christie III, our current Senior Vice President and Chief Financial Officer. Under that letter agreement, Mr. Christie is entitled to receive an annual base salary from us initially set at $300,000 and a target bonus level of 70% of base salary with a maximum payout capped at 200% of base salary. In addition, the agreement provided for a sign-on grant of 95,000 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2012 grants for other senior officers. The letter agreement also provided a relocation allowance for Mr. Christie and his family of up to $75,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.

John Bendoraitis. On September 7, 2013, we entered into an offer letter with John Bendoraitis, our current Senior Vice President and Chief Operating Officer. Under that letter agreement, Mr. Bendoraitis is entitled to receive an annual base salary from us initially set at $320,000 and a target bonus level of 70% of base salary with a maximum payout capped at 200% of base salary. In addition, pursuant to his employment letter agreement, Mr. Bendoraitis provided for a sign-on grant of 32,394 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2013 grants for other senior officers. The letter agreement also provided for a signing cash bonus of $115,000, a relocation allowance for Mr. Bendoraitis and his family of up to $60,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.
Theodore C. Botimer. On October 13, 2014, we entered into an offer letter with Theodore C. Botimer, our current Senior Vice President, Network and Revenue Management. Under the agreement, Mr. Botimer is entitled to receive an annual base salary from us initially set at $300,000, a target bonus at 70% of base salary with the maximum payout capped at 200% of base salary. In addition, the agreement provided for a sign-on grant of 5,246 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2014 grants for other senior officers. The letter agreement also provided a relocation allowance for Mr. Botimer and his family of up to $75,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.
Thomas C. Canfield. On September 10, 2007, we entered into an offer letter with Thomas C. Canfield, our current Senior Vice President, General Counsel and Secretary. Under the agreement, Mr. Canfield is entitled to receive an annual base salary from us initially set at $275,000, a target bonus at 50% of base salary with the maximum payout capped at 200% of base salary. In addition, the agreement provided for a grant of 75,000 shares of restricted stock to Mr. Canfield in connection with his commencement of employment, in accordance with the terms of our 2005 Stock Plan. The letter agreement also provides for positive space travel on our airline for the executive and his immediate family.

Outstanding Equity Awards at December 31, 2015
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2015.

			Stock Awards
Name	Vesting Commencement Date		Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That have Not (2)Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested($)(1)
B. Ben Baldanza	2/18/2015	(3)	9,918	395,232
	2/18/2015		—	—	2,479	98,788
	3/4/2014		9,937	395,989
	3/4/2014		—	—	3,312	131,983
	1/10/2014	(5)	39,877	1,589,098
	4/8/2013	(6)	13,137	523,509
	2/21/2012	(7)	10,625	423,406
Edward M. Christie III	2/18/2015	(3)	3,188	127,042
	2/18/2015		—	—	797	31,760
	3/4/2014	(4)	12,123	483,102
	3/4/2014		—	—	1,064	42,400
	4/8/2013	(6)	4,950	197,258
	4/16/2012	(8)	11,875	473,219
John Bendoraitis	2/18/2015	(3)	3,188	127,042
	2/18/2015		—	—	797	31,760
	3/4/2014	(4)	11,942	475,889
	3/4/2014		—	—	1,004	40,009
	10/21/2013	(9)	8,098	322,705
Theodore C. Botimer	2/18/2015	(3)	2,834	112,935
	2/18/2015		—	—	708	28,214
	11/20/2014	(10)	1,967	78,385
	11/20/2014		—	—	655	26,101
Thomas C. Canfield	2/18/2015	(3)	3,188	127,042
	2/18/2015		—	—	797	31,760
	3/4/2014	(4)	12,123	483,102
	3/4/2014		—	—	1,064	42,400
	4/8/2013	(6)	4,225	168,366
	2/21/2012	(7)	3,125	124,531

(1)	The market value of shares of stock that have not vested is calculated based on the closing price of our common stock as of December 31, 2015 which was $39.85.

(2)
The number of performance share units shown represents the number of units that may be earned at threshold performance. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of ten peer airlines over the three-year period commencing on January 1, 2014 and ending on December 31, 2016 for the 2014 grants and to that of eleven peer airlines over the three-year period commencing on January 1, 2015 and ending on December 31, 2017 for the 2015 grants. The SEC rules dictate that the number of units payable at threshold level (25% of target grant) be shown, as the number of units that would have been earned based on actual results for 2015 (instead of through the end of the performance periods on December 31, 2016 and December 31, 2017, respectively) falls below the threshold level of performance. Based on actual 2015 total shareholder return results, the Company's total shareholder return ranked tenth among its peer group(s) as to the 2014 and 2015 grants of performance share units.

(3)	The time-vested shares of restricted stock units vest 25% on each of the four anniversary dates following February 18, 2015.

(4)
8,929 time-vested restricted stock units vest 100% on March 4, 2018. The remaining unvested restricted stock units for each of Messrs. Bendoraitis, Canfield and Christie (75% of each of their original grant amounts) vest in three equal installments on each of the second, third and fourth anniversaries of March 4, 2014.

(5)
The remaining unvested restricted stock units vest as follows:7,975 units vest on January 10, 2016; 15,951 units would have vested on January 10, 2017; and 15,951 units would have vested on January 10, 2018. Upon Mr. Baldanza's separation from the Company on January 4, 2016 and pursuant to the Baldanza Separation Agreement, Mr. Baldanza's outstanding and unvested equity awards (including unvested performance share units) were forfeited and canceled except that his outstanding and unvested restricted stock units and shares of restricted stock scheduled to vest on or prior to April 8, 2016, would continue to remain outstanding and vest on the originally scheduled vesting dates.

(6)	The remaining unvested restricted stock units (50% of the original grant amount) vest in two equal annual installments on each of the third and fourth anniversaries of April 8, 2013.

(7)	The remaining unvested restricted stock units (25% of the original grant amount) vest in one final annual installment on the fourth anniversary of February 21, 2012.
(8) The remaining unvested restricted stock units (25% of the original grant amount) vest in one final annual installment on the fourth anniversary of April 16, 2012.
(9) The remaining unvested restricted stock units (50% of the original grant amount) vest in two equal annual installments on each of the third and fourth anniversaries of October 21, 2013.
(10) The remaining unvested restricted stock units (75% of the original grant amount) vest in three equal annual installments on each of the second, third and fourth anniversaries of November 20, 2014.
Stock Vested in 2015
The following table summarizes the option exercises and stock award vestings for each of our named executive officers for the year ended December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
B. Ben Baldanza	54,285	3,524,749
Edward M. Christie	19,128	1,315,449
John Bendoraitis	11,129	494,495
Theodore C. Botimer	656	23,721
Thomas C. Canfield	9,471	622,712

(1)	Represents the vesting date closing market price of a share of our common stock multiplied by the number of shares that have vested.
Pension Benefits
None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments upon Termination or Change in Control
The information below describes and quantifies certain compensation and benefits that would have become payable to each of our NEOs if our NEO’s employment had terminated on December 31, 2015 as a result of each of the termination scenarios described below, taking into account the named executive’s compensation as of that date. In the case of Mr. Baldanza, the table below captures the provisions under his Amended and Restated Employment Agreement, dated January 8, 2014. Mr. Baldanza's employment with the Company terminated on January 4, 2016 and next year's proxy statement will reflect the actual severance which was payable to Mr. Baldanza pursuant to the Baldanza Separation Agreement, as disclosed more fully under the Compensation Discussion and Analysis section of this Proxy Statement.

Name of Executive Officer	Termination Scenario	Severance ($) (1)	Value of Unvested Restricted Stock Awards ($) (2)	Value of Continued Health Care Coverage Premiums ($) (3)	Life Insurance Proceeds ($) (4)	Other ($) (5)	Total ($)
B. Ben Baldanza	Termination without Cause (6)	1,500,000	—	121,256	—	8,703	1,629,959
	Resignation			121,256			121,256
	Change of Control without Termination for Cause (7)	—	3,806,125	—	—	—	3,806,125
	Qualifying Termination in Connection with a Change in Control (8)	1,500,000	3,806,125	121,256	—	4,578	5,431,959
	Death or Disability	—	3,806,125	—	75,000	—	3,881,125
Edward M. Christie	Termination without Cause (6)	340,000	—	22,098	—	1,575	363,673
	Change of Control without Termination for Cause (7)	—	1,434,559	—	—	—	1,434,559
	Qualifying Termination in Connection with a Change in Control (8)	340,000	1,434,559	22,098	—	605	1,797,262
	Death or Disability	—	1,434,559	—	75,000	—	1,509,559
John Bendoraitis (10)	Termination without Cause (6)	340,000	—	6,779	—	8,176	354,955
	Change of Control without Termination for Cause (7)	—	1,073,237	—	—	—	1,073,237
	Qualifying Termination in Connection with a Change in Control (8)	340,000	1,073,237	6,779	—	352	1,420,368
	Death or Disability	—	1,073,237	—	75,000	—	1,148,237
Theodore C. Botimer	Termination without Cause (6)	300,000	—	22,098		65,998	388,096
	Change of Control without Termination for Cause (7)		297,576				297,576
	Qualifying Termination in Connection with a Change in Control (8)	300,000	297,576	22,098		857	620,531
	Death or Disability		297,576		75,000		372,576
Thomas C. Canfield	Termination without Cause (6)	340,000	—	22,098	—	304	362,402
	Change of Control without Termination for Cause (7)	—	1,056,981	—	—	—	1,056,981
	Qualifying Termination in Connection with a Change in Control (8)	340,000	1,056,981	22,098	—	479	1,419,558
	Death or Disability	—	1,056,981	—	75,000	—	1,131,981

(1)
Represents continuation of salary payments for twelve months except for Mr. Baldanza who is entitled to receive (i) an amount in cash equal to two times his annual base salary, payable in equal installments over a twenty four-month period; and (ii) any unpaid bonus for the fiscal year preceding the fiscal year in which his termination occurs and a pro rata bonus for the year of termination (i.e., the amount included reflects payout at 100% of Mr. Baldanza's annual base salary), pursuant to his Amended and Restated Employment Agreement.

(2)
Represents the aggregate value of the executive’s unvested restricted stock and restricted stock units that would have vested on an accelerated basis, determined by multiplying the number of accelerating shares by the closing price of our common stock ($39.85 as of December 31, 2015). Unvested restricted stock unit awards under the 2011 Plan become fully vested in the event of a change in control, only to the extent not assumed by a successor. Also includes the value of 66% of the performance share units granted in 2014 which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest pro rata according to the time elapsed from January 1, 2014 to the date of the change of control, death or disability based on actual performance up to such date. Also includes the value of 33% of the performance share units granted in 2015 which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest pro rata according to the time elapsed from January 1, 2015 to the date of the change of control, death or disability based on actual performance up to such date. Pursuant to our 2007 executive severance plan, payment would be triggered by a termination without cause in connection with a change in control or within twelve months following a change in control or a resignation for good reason within thirty days following a change in control.

(3)
For NEOs other than Mr. Baldanza, represents continued coverage under COBRA for twelve months under the 2007 executive severance plan based on the incremental cost of our contribution as of December 31, 2015 to provide this coverage. In the case of Mr. Baldanza, whether the Company terminates his employment without cause or he resigns from his employment, represents continued coverage under COBRA and, once COBRA lapses, continued health insurance coverage until he reaches 65 years of age. The Company will provide Mr. Baldanza with health insurance benefits until he reaches 65 years of age or becomes entitled to similar health insurance benefits from another employer.

(4) Our NEOs each receive life insurance proceeds of $75,000 upon death, which amounts have been included in the table. We pay the premiums for term life insurance for all eligible employees providing coverage ranging between $20,000 and $100,000.
(5) For NEOs other than Mr. Baldanza, represents the value of a free family travel pass for twelve months and use of a Company-owned mobile phone for thirty days in order to allow the participant to transition to another device. The value of the flight benefits for twelve months was calculated using an incremental cost approach, assuming that executives and eligible family members would each take ten round trip flights during the period, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by the named executive officer for the air transportation. In the case of Mr. Baldanza, in the event of a termination without cause only, represents the value of a lifetime travel pass (including immediate family) on our flights, as provided under his employment agreement. The present value of the lifetime flight benefit was calculated using a discount rate of 7.00% and mortality assumptions based on the United States Statistics Life Expectancy Tables. The value was calculated using an incremental cost approach, assuming that Mr. Baldanza and his eligible family members would each take ten round trip flights during each year, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by Mr. Baldanza for the air transportation. If Mr. Baldanza resigns for good reason within thirty days following a change in control, he will be entitled to a free family travel pass for twelve months and use of a Company-owned mobile phone for thirty days only.
(6) Represents the benefits payable to Mr. Baldanza under his Amended and Restated Employment Agreement and the benefits payable to each other NEO under the 2007 executive severance plan. Severance benefits are triggered under our 2007 executive severance plan when the executive is terminated without cause. Effective September 1, 2014, our 2007 executive severance plan was amended to allow the Board to terminate an executive for poor performance without triggering severance benefits. Such amendment does not apply to our NEOs or any other executive hired before September 1, 2014.
(7) Represents the benefits payable to the NEOs under the 2011 Plan. In the event that a successor company in a change of control refuses to assume or substitute for an outstanding equity award, such award shall become fully vested and, if applicable, exercisable, and all forfeiture restrictions shall lapse, in each case, as of immediately prior to the consummation of the change in control.
(8) Except for Mr. Baldanza, represents the benefits payable to each NEO under the 2007 executive severance plan in the event of a termination without cause in connection with a change in control or within twelve months following a change in control or a termination for good reason within thirty days following a change in control. In the case of Mr. Baldanza, pursuant to his Amended and Restated Employment Agreement, represents an amount in cash equal to two times his annual base salary, payable in equal installments over a twenty four-month period if the Company terminates his employment without cause in connection with a change in control. If Mr. Baldanza resigns for good reason within thirty days following a change in control, he will be entitled to an amount equal to one time his annual base salary. In the event of a termination without cause, Mr. Baldanza is entitled to receive any unpaid bonus for the fiscal year preceding the fiscal year in which his termination occurs. In the event Mr. Baldanza is terminated without cause and other than a resignation for any reason, he will be entitled to a pro rata bonus for the fiscal year in which his termination occurs.

Equity Compensation Plan Information
The table below provides information relating to our equity compensation plans under which our common stock is authorized for issuance as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Security Holders (1)	496,028 (2)	$8.20 (3)	2,428,990
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	496,028	$8.20	2,428,990

(1) Includes the Spirit Airlines, Inc. 2011 Equity Incentive Award Plan (“2011 Plan”), as it relates to any equity awards granted under the 2011 Plan, and the Spirit Airlines, Inc. 2015 Incentive Award Plan (the "2015 Plan").
(2) Includes shares of restricted stock, restricted stock units and performance share units issuable, and stock options exercisable, pursuant to outstanding award agreements under the 2011 Plan and 2015 Plan. With respect to performance share units, assumes maximum settlement payout achievement; actual achievement may result in the issuance of shares of common stock ranging between 0% to 200% of target, based on the Company’s total shareholder return compared to that of a performance share peer group over the applicable three-year period.
(3) The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding shares of restricted stock, restricted stock units and performance share units.
Compensation Risk Assessment
In February 2016, the Compensation Committee was presented with the results of management's analysis on our compensation policies and practices for our employees to determine if these policies and practices give rise to risks that are reasonably likely to have a material adverse effect on us or encourage our employees to take excessive risks in order to receive larger awards.
This risk assessment process included a review by management of our compensation policies and practices and identification of risks and risk controls related to the programs. Although management reviewed all compensation programs, it focused on the programs with variability of payout, which means the participant is able to directly affect payout. Management assessed our compensation programs against potential compensation risks relating to pay mix, performance metrics, payment timing and adjustments, equity incentives, performance appraisals, and leadership and culture. The Compensation Committee agreed with management findings that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
In reaching its conclusion that our compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on us or encourage our employees to take excessive risks in order to receive larger awards, management considered the following:

•
For most of our employees, cash compensation is fixed in the form of base salaries or hourly cash compensation. For our officers and director-level employees, the majority of cash compensation is also fixed in the form of base salaries. Fixed compensation in the form of base salaries or hourly compensation provide income regardless of our short-term performance and do not create an incentive for employees to take unnecessary risks.

•
In evaluating our performance for purposes of our cash incentive plans, the Compensation Committee reviews our performance under a mix of financial and operating measures to provide a balanced perspective.

•
The Compensation Committee exercises broad discretion in determining compensation amounts, and qualitative factors beyond quantitative financial metrics are a key consideration in the determination of individual cash bonuses and long-term equity awards. For example, for 2015, the determination of bonus payouts under our short-term incentive plan was not purely formulaic and was based in part on the Compensation Committee’s evaluation of qualitative factors beyond quantitative financial metrics.

•
The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking. Annual equity-based awards vest ratably over four years, in the case of restricted stock units or restricted shares, or are settled in a single payment after three years, in the case of our performance share units, in each case subject to the holder’s continuing service with us. This promotes alignment of our employees’ interests with our long-term objectives and interests and with stockholders’ interests.

•
The following risk mitigating controls: (i) stock ownership guidelines for non-employee directors and executive officers; (ii) anti-hedging and anti-pledging policy applicable to NEOs and members of the Board; (iii) clawback policy on compensation to executive officers; (iv) basing our short term incentive plan on more than one performance measurement, including both financial and operational metrics; and (v) periodic review of our compensation policies and programs by the Company's internal audit group.

•	We maintain caps on the maximum payouts under our cash incentive plan and our performance share units.

•	We do not currently grant stock options.
This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of the Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://ir.spirit.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Spirit’s audited consolidated financial statements as of and for the year ended December 31, 2015.
The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Audit Committee also has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by the stockholders.

Audit Committee
Barclay G. Jones, Chairman
H. McIntyre Gardner
Robert D. Johnson
Dawn M. Zier

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board monitors and reviews any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company is to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of such related party. Furthermore, the Company's directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company.
Other than the compensation arrangements with our directors and executive officers described elsewhere in this Proxy Statement, set forth below is the description of the indemnification agreements we have entered into with our directors and executive officers.
Indemnification
We enter into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS
Our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Annual Report”), which is not a part of our proxy soliciting materials, is being mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2015 Annual Report to Stockholders at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2015 Annual Report to Stockholders may also be directed to Secretary, 2800 Executive Way, Miramar, Florida 33025.
We have filed our 2015 Annual Report with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Exhibits to the 2015 Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibits. All requests should be directed to Secretary, 2800 Executive Way, Miramar, Florida 33025.

By Order of the Board of Directors

/s/ Thomas Canfield
Thomas Canfield Secretary
April 26, 2016

spirit airlines

SPIRIT AIRLINES INC.
2800 EXECUTIVE WAY
MIRAMAR, FL 33025

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10226-P77805

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPIRIT AIRLINES INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the following three Class II directors to hold office until the 2019 annual meeting of stockholders or until their successors are elected:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Carlton D. Donaway
02) David G. Elkins
03) Myrna M. Soto

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E10227-P77805

SPIRIT AIRLINES INC.
Annual Meeting of Stockholders
June 14, 2016 9:00 a.m. CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert L. Fornaro and Thomas C. Canfield, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SPIRIT AIRLINES INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. CDT, on June 14, 2016, at the Houston Airport Marriott at George Bush Intercontinental, 18700 John F. Kennedy Boulevard, Houston, Texas 77032, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side